   THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 16, 2000

PROSPECTUS SUPPLEMENT                                   Pursuant to Rule 424(b)5
JUNE   , 2000                                           Registrant No. 333-91815
(TO PROSPECTUS DATED MARCH 27, 2000)

                                  $160,000,000

                           [SEMCO ENERGY, INC. LOGO]

                               SEMCO ENERGY, INC.
                            ------------------------

                     % REMARKETABLE OR REDEEMABLE SECURITIES (ROARS(SM))
            DUE 2008 (REMARKETING DATE                      , 2003)

SEMCO:

SEMCO is a diversified energy and infrastructure services company headquartered in southeastern Michigan. It was founded in 1950 as Southeastern Michigan Gas Company. SEMCO and its subsidiaries operate five business segments: (1) gas distribution; (2) construction services; (3) engineering services; (4) propane, pipelines and storage; and (5) information technology services.

THE OFFERING:

Use of Proceeds: We intend to use the net proceeds from the sale of the ROARS to repay the financing obtained for our 1999 acquisition of ENSTAR Natural Gas Company and Alaska Pipeline Company, and for general corporate purposes.

Delivery: The underwriters are offering the ROARS subject to various conditions.
The underwriters expect to deliver the ROARS to purchasers on or about June   ,
2000.

THE ROARS:

Maturity:                , 2008, unless extended until the fifth anniversary of
the Fixed Rate Remarketing Date, as described under "Description of the ROARS". Interest Payments and Remarketing: The ROARS will bear interest at the rate of
     % per year from the date of delivery to but excluding                ,
2003, which is the first Remarketing Date, and then at a rate described under
"Description of the ROARS." Interest on the ROARS is payable on           and
          of each year, beginning on           and continuing through
          , and then at intervals described under "Description of the ROARS." On any Remarketing Date, the ROARS will be either mandatorily tendered to and purchased by Banc of America Securities LLC, as Remarketing Dealer, or mandatorily redeemed by us, in each case at the prices described under "Description of the ROARS." If purchased by the Remarketing Dealer, the ROARS will bear interest from the Remarketing Date at a rate to be determined as described under "Description of the ROARS."

Ranking: The ROARS will be senior obligations of ours and will rank equally with all of our other unsecured senior indebtedness.

                                                                PER ROARS     TOTAL
                                                                ---------    --------
Public Offering Price.......................................
Underwriting Discount.......................................
Proceeds to SEMCO (before expenses).........................

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

BANC OF AMERICA SECURITIES LLC
                    BANC ONE CAPITAL MARKETS, INC.
                                            FIRST UNION SECURITIES, INC.
---------------
(SM)"ROARS" is a service mark of Banc of America Securities LLC

                               TABLE OF CONTENTS

                                                                PAGE
                                                                -----
                   PROSPECTUS SUPPLEMENT
Forward-Looking Statements..................................      S-1
Summary.....................................................      S-2
Use of Proceeds.............................................      S-7
Capitalization..............................................      S-7
Selected Financial Information..............................      S-8
Description of the ROARS....................................      S-9
Certain United States Federal Income Tax Considerations.....     S-18
Underwriting................................................     S-22
Experts.....................................................     S-23
Legal Opinions..............................................     S-23

                         PROSPECTUS
Where You Can Find More Information.........................        2
Incorporation of Certain Documents by Reference.............        3
Cautionary Statement Regarding Forward-looking
  Information...............................................        3
SEMCO Energy................................................        5
The Trusts..................................................       10
Use of Proceeds.............................................       11
Accounting Treatment Relating to Trust Securities...........       12
Consolidated Ratios of Earnings to Fixed Charges............       12
Description of Capital Stock................................       13
Description of Debt Securities..............................       16
Description of Trust Preferred Securities...................       29
Description of Trust Guarantees.............................       31
The Agreement as to Expenses and Liabilities................       33
Additional Description of Subordinated Debentures to Be
  Issued to Trust...........................................       33
Effect of Obligations under Subordinated Debentures and
  Trust Preferred Securities Guarantees.....................       38
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................       39
Plan of Distribution........................................       39
Legal Matters...............................................       40
Experts.....................................................       41

                          ----------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate as of the date on the front covers of those documents only. Our business, financial condition, results of operations and prospects may have changed since that date. Unless the context otherwise requires, the terms "SEMCO," "we" and "our" refer to SEMCO Energy, Inc. and its consolidated subsidiaries.

                           FORWARD-LOOKING STATEMENTS

     Statements contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve certain risks and uncertainties that may cause future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. Factors that may impact forward-looking statements include, but are not limited to, the following:

     - the effects of weather and other natural phenomena;

     - economic climate and growth in the geographic areas in which we do business;

     - the capital intensive nature of our businesses;

     - increased competition within the energy industry as well as from alternative forms of energy;

     - the timing and extent of changes in commodity prices for natural gas and propane;

     - the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates;

     - our ability to bid on and win construction, engineering and quality assurance contracts;

     - the impact of energy prices on the amount of projects and business available to our engineering business;

     - the nature, availability and projected profitability of potential investments available to us;

     - our ability to finance our operations in a timely and cost-effective manner, in light of changing conditions in the capital markets; and

     - our ability to operate and integrate acquired businesses in accordance with our plans.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                    SUMMARY

     The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus.

                                  SEMCO ENERGY
     SEMCO is a diversified energy and infrastructure services company headquartered in southeastern Michigan. It was founded in 1950 as Southeastern Michigan Gas Company. SEMCO and its subsidiaries operate five business segments:
(1) gas distribution; (2) construction services; (3) engineering services; (4) propane, pipelines and storage; and (5) information technology services. The latter four segments are sometimes referred to together as the "diversified businesses."

GAS DISTRIBUTION
     SEMCO's gas distribution business segment operates in Michigan and Alaska. The Alaska-based operation, which consists of ENSTAR Natural Gas Company and Alaska Pipeline Company (together known as "ENSTAR"), was acquired on November 1, 1999 for approximately $290 million.
     The Michigan gas distribution operation and ENSTAR are referred to together as the "gas distribution business." The Michigan gas distribution operation and ENSTAR Natural Gas Company operate as divisions of SEMCO.
     The gas distribution business distributes and transports natural gas to residential, commercial and industrial customers and is SEMCO's largest business segment. Set forth in the charts below is gas sales and transportation information for the past three years. Because the acquisition of ENSTAR was accounted for as a purchase, the charts below include the results of ENSTAR's operations since November 1, 1999.

  GAS SALES AND TRANSPORTATION REVENUE                             VOLUME OF GAS SOLD AND TRANSPORTED
                 ($MM)                                                           (BCF)

                [GRAPH]                                                         [GRAPH]


                                                                                    GAS TRANSPORTATION
                       RESIDENTIAL SALES   COMMERCIAL SALES   INDUSTRIAL SALES           REVENUE
                       -----------------   ----------------   ----------------      ------------------
1999                         137.4               38.5                6.8                   22.4
1998                         118.2               42.0                6.4                   14.8
1997                         139.5               66.6               12.1                   13.2

                       RESIDENTIAL SALES   COMMERCIAL SALES   INDUSTRIAL SALES      GAS TRANSPORTATION
                       -----------------   ----------------   ----------------      ------------------
1999                          28.6                8.9                1.8                   32.4
1998                          21.9                8.8                1.5                   23.8
1997                          26.0               13.5                2.5                   21.4

     The gas delivery system of the Michigan gas distribution operation included approximately 153 miles of gas transmission pipelines and 5,222 miles of gas distribution pipelines at December 31, 1999. The pipelines are located throughout the southern half of Michigan's lower peninsula and also in the central and western areas of Michigan's upper peninsula. At December 31, 1999, ENSTAR's gas delivery system included approximately 394 miles of gas transmission pipelines and 2,244 miles of gas distribution pipelines. ENSTAR's pipelines are located in Anchorage and other communities around the Cook Inlet area of Alaska.
     The gas distribution business owns underground gas storage facilities in Michigan with an aggregate working capacity of approximately 5.0 billion cubic feet ("Bcf"). In addition, it leases 6.5 Bcf of storage from Eaton Rapids Gas Storage System, which is partially owned by an affiliate, and 4.5 Bcf from non-affiliates in Michigan.

     GAS SALES -- Gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers. These customers use natural gas mainly for space heating purposes.

Consequently, weather has a significant impact on sales. Given the impact of weather on this business segment, most of its gas sales revenue is earned in the first and fourth quarters of the calendar year. Revenues from gas sales accounted for 50%, 26% and 28% of consolidated operating revenues in 1999, 1998 and 1997, respectively. If operating revenues from SEMCO's energy marketing business, which was sold effective March 31, 1999, are excluded, gas sales by the gas distribution business would have accounted for 66%, 68% and 88% of consolidated operating revenues for those three years.

     TRANSPORTATION -- The gas distribution business provides transportation services to its large-volume commercial and industrial customers. This service offers those customers the option of purchasing natural gas directly from producers or marketing companies while utilizing the gas distribution business' distribution network to transport the gas to their facilities.

     SEMCO's wholly owned subsidiary, Alaska Pipeline Company ("APC"), owns and operates the only natural gas transmission lines in its service area that are operated for utility purposes. APC's transmission system delivers natural gas from producing fields in south-central Alaska to ENSTAR's Anchorage-based gas distribution system. APC's only customer is ENSTAR Natural Gas Company.

     Management is currently unaware of any significant bypass efforts by SEMCO's customers and would continue to address any such efforts by offering special services and contractual arrangements designed to retain these customers on SEMCO's system. Customers in ENSTAR's service territory are currently precluded from bypassing ENSTAR's transportation and distribution system due to the limited availability of gas transmission systems and the large distances between producing fields and the locations of current customers.

     CUSTOMER BASE -- At December 31, 1999, the Michigan gas distribution operation had approximately 255,000 customers. The largest concentration of customers, approximately 100,000, is located in southeastern Michigan. The Michigan customer base is diverse and includes residential, commercial and industrial customers. The average number of customers in Michigan has increased by an average of approximately 3% annually during the past three years.

     At December 31, 1999, ENSTAR had approximately 102,000 customers in and around the Anchorage, Alaska area. ENSTAR is the sole distributor of natural gas to the greater Anchorage metropolitan area, and its service area encompasses approximately 50% of the population of Alaska. ENSTAR has two types of customers: gas sales and transportation. The average number of customers at ENSTAR has increased by an average of approximately 3% annually during the past three years.

     GAS SUPPLY -- The gas distribution business has agreements with TransCanada Gas Services, Inc. ("TransCanada"), under which TransCanada provides SEMCO's natural gas requirements and manages SEMCO's natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three year period that began April 1, 1999. The owned and leased storage capacity of the gas distribution business equals 35% to 40% of SEMCO's average annual gas sales volumes in Michigan.

     ENSTAR has a gas purchase contract (the "Marathon Contract") with Marathon Oil Company ("Marathon") that has been approved by the Regulatory Commission of Alaska ("RCA") and is a "requirements" contract with no specified daily deliverability or annual take-or-pay quantities. Marathon has agreed to deliver all of ENSTAR's gas requirements in excess of those provided for in other presently existing gas supply contracts, subject to certain exceptions, until the commitment has been exhausted.

     ENSTAR also has an RCA-approved gas purchase contract with the Municipality of Anchorage, Chevron U.S.A., Inc. and ARCO Alaska, Inc. (the "Beluga Contract") which provides for the delivery of up to approximately 220 Bcf of gas through the year 2009.

     RATES AND REGULATION -- The rates of gas distribution customers located in the City of Battle Creek, Michigan and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek. The Michigan Public Service Commission ("MPSC") authorizes the rates charged to all of the remaining Michigan customers. ENSTAR is subject to regulation by the RCA which has jurisdiction over, among other things, rates, accounting procedures, and standards of service. The RCA order approving SEMCO's acquisition of ENSTAR provides that ENSTAR's existing rates remain in effect on an interim basis and requires SEMCO to file revenue requirement and cost of service information by July 1, 2000.

DIVERSIFIED BUSINESSES

     CONSTRUCTION SERVICES -- SEMCO's construction services segment ("Construction Services") operates in the mid-western, southern and southeastern areas of the United States and has offices in Michigan, Kansas, Iowa, Georgia, and Texas. Its primary service is underground pipeline installation and replacement for the natural gas distribution industry. Construction Services had operating revenues, excluding intercompany transactions, of $49,965,000, $16,621,000 and $7,484,000 in 1999, 1998 and 1997, respectively. These operating revenues accounted for 17%, 7% and 3% of consolidated operating revenues, excluding energy marketing operating revenues, during those years. Construction Services' business is seasonal in nature. Most of this segment's annual profits are made during the summer and fall months. Construction Services generally incurs losses during the winter months when underground construction is inhibited.

     ENGINEERING SERVICES -- SEMCO's engineering services business segment ("Engineering Services") had operating revenues, excluding intercompany transactions, of $14,841,000, $40,937,000 and $5,660,000 in 1999, 1998 and 1997,
respectively. These operating revenues accounted for 5%, 17% and 2% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     Engineering Services serves the natural gas distribution and transmission, oil products, exploration/ production and telecommunication industries. The primary services provided include engineering design, distribution system design, construction project management, field surveys, global positioning surveys, inspection, testing, pipeline-mill quality assurance and full turn-key service. Although there has been a reduction in new engineering projects during the past two years, in part due to the downturn in oil prices in late 1998 and early 1999, management believes that the level of available projects will increase as a result of the recovery of oil prices in late 1999 and early 2000.

     CONSOLIDATION OF CONSTRUCTION SERVICES AND ENGINEERING SERVICES -- We are currently in the process of consolidating our construction and engineering businesses into one company headquartered in Houston, Texas. This will allow us to centralize and consolidate certain functions such as administration, accounting, human resources, marketing, etc. We will still maintain facilities for the operations group throughout the United States.

     PROPANE, PIPELINES AND STORAGE -- SEMCO's pipelines and storage operations consist of several pipelines and a gas storage facility, all located in Michigan. SEMCO has partial ownership interests or equity interests in certain of these operations. The propane distribution segment supplies approximately 5 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin. Because propane is used principally for heating, most of the operating income for the propane business is generated in the first and fourth quarters of the calendar year. The propane business has become increasingly competitive and less profitable, which necessitates large-scale operations to be successful in the long term. SEMCO will continue to assess regional growth opportunities and the strategic fit of the propane business over the coming year.

     INFORMATION TECHNOLOGY SERVICES -- We recently launched an information technology company called Aretech Information Services, Inc. that specializes in outsourcing with a focus on the mid-range computing market, which has been neglected by larger IT service companies. Aretech will focus on four key offerings: information technology outsourcing services aimed at mid-sized companies with AS/400 platforms; application service provider (ASP) services through an agreement with J.D. Edwards; business-to-business e-commerce through the creation of a supplier exchange; and business-to-consumer e-commerce, including offerings such as electronic bill presentation.

RECENT DEVELOPMENTS

     On June 9, 2000, Moody's Investors Service assigned a "Baa1" rating to certain trust preferred and senior debt securities which are components of a FELINE PRIDES offering made by us in early June. However, Moody's Investors Service also assigned a negative outlook to SEMCO's outstanding debt and preferred ratings. While the term "negative" implies that a rating may be lowered, it does not mean that a rating change is inevitable. A security rating is not a recommendation to buy, sell or hold securities, may be subject to revision or withdrawal at any time by the assigning rating organization and should be evaluated independently of any other security rating.

                        SUMMARY OF TERMS OF THE OFFERING

     The following summary is a short description of the main terms of the offering of the securities. For that reason, this summary does not contain all of the information that may be important to you. To fully understand the terms of the offering of the securities, you will need to read both this prospectus supplement and the attached prospectus, each in its entirety.

ISSUER........................   SEMCO Energy, Inc. will issue the ROARS.

TRUSTEE.......................   Bank One Trust Company, National Association.

OFFERED SECURITIES............   We will issue $160,000,000 aggregate principal
                                 amount of   % ROARS. The ROARS will mature on
                                           , 2008; however, we may purchase, or
                                 be required to purchase, all of the ROARS before that date.

INTEREST RATES................   The ROARS will bear interest at the rate of
                                      % per year from           to but excluding
                                           , 2003, which is the first
                                 Remarketing Date, and then at a rate described under "Description of the ROARS."

INTEREST PAYMENT DATES........   We will pay interest on           and
                                           beginning on           and continuing
                                 through           , and then at intervals
                                 discussed under "Description of the ROARS."

INTEREST ACCRUAL..............   The ROARS will accrue interest at a rate of
                                      % per annum from             , 2000 to,
                                 but excluding,             , 2003, computed on
                                 the basis of a 360-day year consisting of
                                 twelve 30-day months. From             , 2003,
                                 the ROARS will accrue interest at a fixed rate or at a floating rate, depending on our decision. If the rate is fixed, interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If the rate is floating, interest will be computed on the basis of the actual number of days in the applicable floating rate reset period over a 360-day year.

                                 For a more detailed description of the payment of interest, you should refer to the sections of this prospectus supplement entitled "Description of the ROARS -- Interest and Interest Payment Dates," "-- Interest Rate to Maturity" and "-- Floating Rate Period."

RANKING.......................   The ROARS will rank equally in right of payment
                                 with all of our existing and future unsecured senior indebtedness. The ROARS will rank senior to all of our existing and future subordinated indebtedness.

MANDATORY TENDER..............   We have entered into a Remarketing Agreement
                                 with Banc of America Securities LLC as
                                 Remarketing Dealer. This agreement gives the
                                 Remarketing Dealer the option to purchase all
                                 of the ROARS on           , 2003 or any
                                 subsequent Remarketing Date. The purchase price for the ROARS will be equal to 100% of the aggregate principal outstanding on the first
                                 Remarketing Date or at the Dollar Price (as defined in "Description of the ROARS --
                                 Interest Rate to Maturity" section of this prospectus supplement) on any subsequent
                                 Remarketing Date.

                                 For a more detailed description of the
                                 mandatory tender, you should refer to the section of this prospectus supplement entitled "Description of the ROARS -- Mandatory Tender."

MANDATORY REDEMPTION..........   If the Remarketing Dealer does not purchase the
                                 ROARS on any Remarketing Date, the trustee, on behalf of the beneficial owners, must require us to purchase all of the ROARS for 100% of the aggregate principal outstanding on the first
                                 Remarketing Date or at the Dollar Price on any subsequent Remarketing Date, in addition to all accrued and unpaid interest, if any.

                                 For a more detailed description of the
                                 mandatory redemption, you should refer to the section of this prospectus supplement entitled "Description of the ROARS -- Mandatory Redemption."

OPTIONAL REDEMPTION...........   If the Remarketing Dealer chooses to purchase
                                 the ROARS, we have the option of redeeming all
                                 of the ROARS on           , 2003 or any
                                 subsequent Remarketing Date at the Dollar
                                 Price, in addition to all accrued and unpaid interest, if any.

RATINGS.......................   The ROARS are rated                by Standard
                                 & Poor's Ratings Group and                by
                                 Moody's Investors Service, Inc.

SINKING FUND..................   The ROARS are unsecured and are not entitled to
                                 any sinking fund.

USE OF PROCEEDS...............   The net proceeds from the sale of the ROARS
                                 will be approximately $          million. We
                                 expect to use the net proceeds to repay the financing obtained for our 1999 acquisition of ENSTAR Natural Gas Company and Alaska Pipeline
                                 Company, and for general corporate purposes.

                                USE OF PROCEEDS

     We currently anticipate using the net proceeds from the sale of the ROARS, estimated to be approximately $159 million to repay the remaining principal balance on the short-term loan obtained to finance our 1999 acquisition of ENSTAR Natural Gas Company and Alaska Pipeline Company, and for general corporate purposes. The loan is a $290 million short-term unsecured obligation which has been paid down to a principal balance of $136 million as of June 16, 2000. The loan matures on October 30, 2000, and has an interest rate that can range from 100 to 150 basis points above the London Interbank Offered Rate.

                                 CAPITALIZATION

     The following table sets forth SEMCO's capitalization at March 31, 2000, as adjusted to reflect (a) the sale by SEMCO (1) in April, 2000 of $30 million aggregate principal amount of Senior Notes due 2010, (2) in June 2000 of 9,000,000 FELINE PRIDES(SM) for an aggregate offering of $90 million, less estimated offering costs of 3.9 million and that SEMCO has recognized a $5 million liability as the discounted present value of the payments required to be made under the related purchase contracts, and the application of the proceeds of these sales, and (3) the sale by SEMCO Capital Trust I in April, 2000 of 1.6 million Trust Preferred Securities for an aggregate offering of $40 million and the application of the proceeds of these sales (the securities referred to in this clause (a), the "Other Securities"); and (b) the sale of the Other Securities and the ROARS, less estimated offering costs of $1.0 million. The following data is qualified in its entirety by reference to and should be read together with, the detailed information and the financial statements appearing in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                          AT MARCH 31, 2000
                                                                --------------------------------------
                                                                                AS             AS
                                                                 ACTUAL     ADJUSTED(1)    ADJUSTED(2)
                                                                --------    -----------    -----------
                                                                        (DOLLARS IN THOUSANDS)
Long-term debt..............................................    $170,000     $200,000       $360,000
Company-obligated mandatorily redeemable trust preferred
  securities of subsidiary holding solely debt securities of
  SEMCO.....................................................          --      128,500        128,500
Common shareholders equity..................................     150,880      141,980        141,980
                                                                --------     --------       --------
     Total Capitalization...................................    $320,880     $470,480       $630,480
                                                                ========     ========       ========
Short-term debt.............................................    $352,837     $198,957       $ 39,957
                                                                ========     ========       ========

---------------
(1) Adjusted to reflect the sale of the Other Securities.

(2) Adjusted to reflect the anticipated sale of the ROARS and the items in (1).

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected consolidated financial information that has been derived from our audited and unaudited consolidated financial statements. The unaudited financial statements include all adjustments which we consider necessary for a fair presentation of our financial position and the results of operations as of such dates and for such periods. You should read the following information in conjunction with our consolidated financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 1999 and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                  FOR THREE
                                 MONTHS ENDED
                                MARCH 31, (1)                        FOR THE YEAR ENDED DECEMBER 31,
                             --------------------    ----------------------------------------------------------------
                               2000        1999      1999(2)         1998          1997          1996          1995
                             --------    --------    --------      --------      --------      --------      --------
                                                                          (DOLLARS IN THOUSANDS)
Consolidated Income
  Statement Data:
  Operating revenue......    $130,302    $183,880    $384,763(3)   $637,485      $775,932      $547,910      $335,538
  Operating income.......      26,269      17,347      41,890        24,195        29,167        24,834        28,614
  Income before interest
    and taxes............      27,329      18,840      45,246        29,886(4)     36,953(5)     (8,785)(6)    28,203
  Net income.............      11,994      10,403      17,659        10,040(4)     15,425(5)    (12,762)(6)    11,331
  Ratio of earnings to
    fixed charges........          --          --       2.18x         2.17x         2.42x        (7)            2.21x

---------------
(1) Results for the interim periods are not necessarily indicative of results to be expected for the full year due to the seasonal nature of SEMCO's business.

(2) Results include two months of operating results from the ENSTAR/Alaska Pipeline acquisition.

(3) The decrease in operating revenue in 1999 was due primarily to SEMCO's energy marketing business, which was sold effective March 31, 1999, offset partially by revenues from new business acquisitions.

(4) Includes $.5 million (net of tax) or $0.03 per share attributable to an extraordinary charge on the early extinguishment of debt, income of $1.78 million (net of tax) or $0.11 per share attributable to a change in accounting method, and a gain of $1.71 million (net of tax) or $0.11 per share from the sale of our NOARK pipeline investment.

(5) Includes income of $5.0 million (net of tax) or $0.34 per share due to an adjustment to the reserve for our NOARK pipeline investment.

(6) Includes the $21.0 million (net of tax) or $1.44 per share write-down of our NOARK pipeline investment.

(7) For the year ended December 31, 1996, fixed charges exceeded earnings by $20.0 million. Earnings as defined included a $32.2 million non-cash pretax write-down of our NOARK pipeline investment. Excluding the NOARK write-down, the ratio of earnings to fixed charges would have been 1.84.

                            DESCRIPTION OF THE ROARS

     The following description of the particular terms of the ROARS, which are referred to in the accompanying prospectus as "debt securities" supplements and, to the extent it is inconsistent with the description in the accompanying prospectus, replaces the description of the general terms and provisions of the debt securities in the prospectus. We will issue the ROARS under an Indenture, dated as of October 23, 1998, as supplemented by the second Supplemental
Indenture, dated as of          , 2000 between us and Bank One Trust Company,
National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete and is qualified in its entirety by reference to the indenture.

GENERAL

     The ROARS will be initially limited to $160,000,000 aggregate principal
amount and will mature on [            ], 2008, but we may purchase, or be
required to purchase, the ROARS before that date as described in "Mandatory Redemption" below. We may also redeem all of the ROARS, on any Remarketing Date, as described in "Optional Redemption" below. The ROARS may also be purchased by the Remarketing Dealer as described in "Mandatory Tender" below.

     The ROARS rank equally in right of payment with all of our existing and future unsecured senior indebtedness. The ROARS rank senior to all of our existing and future subordinated indebtedness.

     The ROARS are unsecured and are not entitled to any sinking fund.

     The ROARS will initially be issued only in registered, book-entry form, in denominations of $1,000 and any integral multiple of $1,000 as described under "Book-Entry, Delivery and Form." We will issue a global security in a denomination equal to the total principal amount of the outstanding ROARS.

     If any interest, principal or other payment date of the ROARS (including any payment in connection with the mandatory tender or any mandatory redemption as described below) does not fall on a Business Day, a payment otherwise payable on that day will be made on the next succeeding Business Day. It will have the same effect as if made on the actual payment date, and no interest will accrue for the period from and after such Interest Payment Date, Maturity Date or other payment date, except in the case of an Interest Payment Date or other payment date occurring during the Floating Rate Period.

     "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

     We have agreed with the Remarketing Dealer that we will not cause or permit the terms or provisions of the ROARS (or the indenture, as it relates to the ROARS) to be modified in any way, and may not make open market or other purchases of the ROARS except under the mandatory redemption or in other limited circumstances, without the prior written consent of the Remarketing Dealer.

INTEREST AND INTEREST PAYMENT DATES

     The ROARS will bear interest at      % per year, from             , 2000 to
but excluding             , 2003 which is the first Remarketing Date. We will
pay interest semi-annually until the first Remarketing Date on             and
            beginning on             .

     "Remarketing Date(s)" means             , 2003, assuming the Remarketing
Dealer has elected to purchase the ROARS and we have not elected to exercise our Floating Period Option (as defined under "Floating Rate Period" below) or
            , 2003 and one of the                days of each month thereafter
until             , 2004, if we have elected to exercise our Floating Period
Option.

     We will pay interest on the ROARS, accruing from the Fixed Rate Remarketing Date (as defined below), semi-annually on each day that is a six-month anniversary of such date. Interest on the ROARS from the Fixed Rate Remarketing Date will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Interest on the ROARS accruing during any Floating Rate Reset Period (as defined under "Floating Rate Period" below) will be payable on the next following Reference Rate Reset Date if such date is a Business Day or on the next following Business Day. Interest on the ROARS during the Floating Rate Period (as defined below) will be computed on the basis of the actual number of days in such Floating Rate Reset Period over a 360-day year.

     Interest payable on any Interest Payment Date will be payable to the persons in whose names the ROARS are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

     "Fixed Rate Remarketing Date" means             , 2003, assuming the
Remarketing Dealer has elected to purchase the ROARS and we have not elected to exercise our Floating Period Option, or the subsequent Remarketing Date in the event that we have elected to exercise our Floating Period Option.

     Interest payments will be in the amount of interest accrued from and including the next preceding Interest Payment Date (or from and including
            , 2000 if no interest has been paid or duly provided with respect to the ROARS) to but excluding the relevant Interest Payment Date, Remarketing Date or Maturity Date, as the case may be.

INTEREST RATE TO MATURITY

     If the Remarketing Dealer elects to purchase the ROARS, then by 3:30 p.m., New York City time, on the third Business Day immediately preceding any Remarketing Date (a "Floating Rate Spread Determination Date" or the "Fixed Rate Determination Date", depending on the following election, each, a "Determination Date"), the Remarketing Dealer will determine either (a) the Floating Rate Spread (as defined below) in the case where we have elected to exercise the Floating Period Option or (b) the Interest Rate to Maturity (as defined below) to the nearest one hundredth (0.01) of one percent per annum, unless we have chosen to redeem, or are required to redeem, the ROARS. Each Floating Period Interest Rate (as defined below) will equal the sum of a Reference Rate and a Floating Rate Spread. The Interest Rate to Maturity shall be equal to the sum of
     % (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the ROARS. The Interest Rate to Maturity for the ROARS announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the beneficial owners, SEMCO and the trustee.

     For this purpose, the following terms have the following meanings:

     "Applicable Spread" shall be the lowest Bid, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for the ROARS, obtained by the Remarketing Dealer by 3:30 p.m., New York City time, on the Fixed Rate Determination Date, from the Bids quoted to the Remarketing Dealer by five Reference Corporate Dealers. If fewer than five Reference Corporate Dealers submit Bids, then the Applicable Spread shall be the lowest such Bid obtained.

     A "Fixed Rate Bid" will be an irrevocable offer to purchase the total aggregate outstanding principal amount of the ROARS at the Dollar Price, but assuming:

          (1) a settlement date that is the Fixed Rate Remarketing Date applicable to such ROARS, with settlement on such date without accrued interest,

          (2) a maturity date that is the fifth anniversary of the Fixed Rate Remarketing Date, and

          (3) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer.

     "Comparable Treasury Issues" for the ROARS means the U.S. Treasury security or securities selected by the Remarketing Dealer, as of the first Remarketing Date, as having an actual or interpolated maturity or maturities comparable to the remaining term of the ROARS being purchased by the Remarketing Dealer.

     "Comparable Treasury Price" means, with respect to the first Remarketing
Date:

          (1) the offer prices for the Comparable Treasury Issues (expressed, in each case, as a percentage of its principal amount) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace "Telerate Page 500"), or

          (2) if such page (or any successor page) is not displayed or does not contain such offer prices on the first Determination Date, the average of the Reference Treasury Dealer Quotations for the first Remarketing Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace "Telerate Page 500" on such service) or such other service displaying the offer prices, as may replace Dow Jones Markets.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Fixed Rate Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer, by 3:30 p.m., New York City time, on the first Determination Date.

     "Dollar Price" means, with respect to the ROARS, the present value, as of the first Remarketing Date, of the Remaining Scheduled Payments for such ROARS, discounted to the first Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate.

     "Fixed Rate Determination Date" means the third Business Day prior to the Fixed Rate Remarketing Date.

     "Reference Corporate Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which shall be selected by us. We will advise the Remarketing Dealer of our selection of Reference Corporate Dealers no later than five Business Days prior to the Fixed Rate Remarketing Date. One of the Reference Corporate Dealers we select will be Banc of America Securities LLC, if it is then the Remarketing Dealer.

     "Reference Treasury Dealer" means each of up to five dealers to be selected by us, and their respective successors; provided that if any of the foregoing or their affiliates ceases to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), we will substitute for it another Primary Treasury Dealer. One of the Reference Treasury Dealers we select will be Banc of America Securities LLC, if it is then the Remarketing Dealer.

     "Remaining Scheduled Payments" means, with respect to the ROARS, the remaining scheduled payments of the principal and interest thereon, calculated at the Base Rate applicable to such ROARS, that would be due after the first Remarketing Date to and including the Stated Maturity Date; provided that if such Remarketing Date is not an Interest Payment Date, the amount of the next succeeding scheduled interest payment, calculated at the Base Rate, will be reduced by the amount of interest accrued, calculated at the Base Rate only, to the first Remarketing Date.

     "Treasury Rate" for the ROARS means, with respect to the first Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Remarketing Date.

FLOATING RATE PERIOD

     Following the Remarketing Dealer's election to purchase the ROARS, but prior to the fourth Business Day prior to the first Remarketing Date (the "Floating Period Notification Date"), we may elect to exercise our Floating Period Option. Under these circumstances, the ROARS will be remarketed at a floating rate for a period of one year, or until such date which otherwise would be the Reference Rate Reset Date following the date on which we elect to terminate such Floating Rate Period (the "Floating Rate Period Termination Notification Date"), whichever is sooner (the "Floating Period Termination Date"). In the event that we exercise our Floating Period Option, the maturity of the ROARS will be extended to the fifth anniversary of the Fixed Rate
Remarketing Date, not to exceed          , 2009.

     The amount of the interest for each day that the ROARS are outstanding during the Floating Rate Period will be calculated by dividing the Floating Period Interest Rate in effect for such day by 360 and multiplying the result by the Dollar Price. The amount of interest to be paid for any Floating Rate Reset Period (as defined below) will be calculated by adding the daily interest amounts for each day in the Floating Rate Reset Period. The Floating Period Interest Rate announced by the Remarketing Dealer, absent manifest error, will be binding and conclusive upon the beneficial owners, SEMCO and the trustee.

     For this purpose, the following terms have the following meanings:

     "Floating Period Interest Rate" means the sum of the Reference Rate and the Floating Rate Spread.

     "Floating Rate Spread Determination Date" means the third Business Day prior to the Floating Rate Remarketing Date.

     "Floating Rate Remarketing Date" means                , 2003 in the event
we have elected to exercise our Floating Period Option.

     "Floating Period Option" means our right, on any date subsequent to the Remarketing Dealer's election to purchase the ROARS, but prior to the fourth Business Day prior to the first Remarketing Date, to require the Remarketing Dealer to remarket the ROARS at the Floating Period Interest Rate.

     "Floating Rate Period" means the period from (and including) the Floating Rate Remarketing Date to (but excluding) the Floating Period Termination Date.

     "Floating Rate Spread" shall be the lowest Bid expressed as a spread (in the form of a percentage or in basis points) above the Reference Rate for the ROARS obtained by the Remarketing Dealer at 3:30 p.m., New York City time, on the third Business Day prior to the Floating Rate Remarketing Date, from the Bids quoted to the Remarketing Dealer by five Reference Money Market Dealers. If fewer than five Reference Money Market Dealers submit Bids as described above, then the Floating Rate Spread will be the lowest such Bid obtained as described above.

     A "Floating Rate Bid" will be an irrevocable offer to purchase the total aggregate outstanding principal amount of the ROARS at the Dollar Price, but assuming:

          (1) a settlement date that is the Floating Rate Remarketing Date without accrued interest,

          (2) a maturity date equal to the Floating Period Termination Date,

          (3) a stated annual interest rate equal to the Reference Rate plus the Floating Rate Spread,

          (4) that the ROARS are callable by the Remarketing Dealer, at the Dollar Price, on any Reference Rate Reset Date after the first Remarketing Date or on the Floating Period Termination Date and

          (5) that we will purchase the ROARS at the Dollar Price on the Floating Period Termination Date, if not previously called by the Remarketing Dealer.

     "Floating Rate Reset Period" means the period from (and including) the first Reference Rate Reset Date, to (but excluding) the next following Reference Rate Reset Date, and thereafter the period from (and including) a Reference Rate Reset Date to (but excluding) the next following Reference Rate Reset

Date; provided that the final Floating Rate Reset Period will run to (but exclude) the Floating Period Termination Date.

     "Reference Money Market Dealer" means each of up to five leading dealers of publicly traded debt securities, including our debt securities, which we shall select, who are also leading dealers in money market instruments. We will advise the Remarketing Dealer of our selection of Reference Money Market Dealers no later than five Business Days prior to the Floating Rate Remarketing Date. One of the Reference Money Market Dealers we select will be Banc of America Securities LLC, if it is then the Remarketing Dealer.

     "Reference Rate" means:

          (1) The rate for each Floating Rate Reset Period which will be the rate for deposits in U.S. Dollars for a period of one month which appears on the Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on the applicable Reference Rate Determination Date.

          (2) If no rate appears on Telerate Page 3750 on the Reference Rate Determination Date, the Remarketing Dealer will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide it with its offered quotation for deposits in U.S. Dollars for the period of one month, commencing on the first day of the Floating Rate Reset Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that Reference Rate Determination Date and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If at least two quotations are provided, then the Reference Rate will be the average of those quotations. If fewer than two quotations are provided, then the Reference Rate will be the average (rounded, if necessary, to the nearest one hundredth of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the Reference Rate Determination Date by three major banks in New York City selected by the Remarketing Dealer for loans in U.S. dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Remarketing Dealer are not providing quotations in the manner described by this paragraph, the rate for the Floating Rate Reset Period following the Reference Rate Determination Date will be the rate in effect on that Reference Rate Determination Date.

     "Reference Rate Determination Date" will be the second day preceding each Reference Rate Reset Date. In the event the Reference Rate Determination Date falls on a non-Business Day in London, the interest rate will reset on the following Business Day unless such Business Day would move the Reference Rate Determination Date into the next calendar month, in which case it will be the immediately preceding Business Day.

     "Reference Rate Reset Date" means                , 2003 and the      day of
each month thereafter until but excluding the Floating Period Termination Date.

MANDATORY TENDER

     On a Business Day not earlier than 20 Business Days prior to the first Remarketing Date, and not later than 4:00 p.m., New York City time, on the 15th Business Day prior to the first Remarketing Date, the Remarketing Dealer will notify SEMCO and the trustee as to whether it elects to purchase the ROARS on such Remarketing Date (the "Notification Date").

     If the Remarketing Dealer so elects, such ROARS will be subject to mandatory tender to the Remarketing Dealer for purchase and remarketing on such Remarketing Date, in accordance with the terms and subject to the conditions described in this prospectus supplement.

     The ROARS will be remarketed at a fixed rate of interest, unless, we have elected to exercise our Floating Period Option. Under these circumstances, the ROARS will be remarketed at a floating rate for a period of one year, or until such a date which is the Remarketing Date following the date on which we elect to terminate such Floating Rate Period, whichever is sooner, at which time the ROARS will be remarketed at a fixed rate of interest unless we have chosen to redeem, or are required to redeem, the ROARS.

     The purchase price of such tendered ROARS will be equal to 100% of the aggregate principal amount thereof on the first Remarketing Date, and the Dollar Price on any subsequent Remarketing Date.

     Subject to the Remarketing Dealer's election to remarket the ROARS, on the first Remarketing Date the Remarketing Dealer will sell the total aggregate principal amount of the ROARS at the Dollar Price to the Reference Money Market Dealer, or to the Reference Corporate Dealer, whichever is applicable, providing the lowest Bid. If the lowest Bid is submitted by two or more of the applicable Reference Dealers, the Remarketing Dealer may sell such ROARS to one or more of such Reference Dealers, as it will determine in its sole discretion.

     If the Remarketing Dealer elects to remarket the ROARS, the obligation of the Remarketing Dealer to purchase the ROARS on any Remarketing Date is subject to certain conditions set forth in the Remarketing Agreement.

     If for any reason the Remarketing Dealer does not purchase all of the ROARS on the first Remarketing Date, we will be required to redeem the ROARS at a price equal to 100% of the aggregate principal amount of the ROARS, plus all accrued and unpaid interest, if any, if such Remarketing Date is the first Remarketing Date, or at the Dollar Price plus accrued and unpaid interest, if any, on any such subsequent Remarketing Date.

NOTIFICATION OF INTEREST RATE TO MATURITY

     Subject to the Remarketing Dealer's election to remarket the ROARS, and to our election not to exercise our Floating Period Option, the Remarketing Dealer shall notify us, the trustee and The Depository Trust Company, or DTC, by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Fixed Rate Determination Date of the Interest Rate to Maturity effective from and including the Fixed Rate Remarketing Date.

MANDATORY REDEMPTION

     We will be required to redeem the ROARS in whole on the applicable Remarketing Date at a price equal to 100% of the aggregate principal amount of the ROARS, if such Remarketing Date is the first Remarketing Date, or at the Dollar Price on any subsequent Remarketing Date, plus all accrued and unpaid interest, if any, to the applicable Remarketing Date in the event that:

          (1) the Remarketing Dealer for any reason does not elect, by notice to us and the trustee not later than such Notification Date, to purchase the ROARS for remarketing on such Remarketing Date,

          (2) prior to any Remarketing Date, the Remarketing Dealer resigns and no successor has been appointed on or before the applicable Determination Date,

          (3) at any time after the Remarketing Dealer elects on the Notification Date to remarket the ROARS, the Remarketing Dealer elects to terminate the Remarketing Agreement in accordance with its terms,

          (4) the Remarketing Dealer for any reason does not notify us of the Floating Period Interest Rate or of the Interest Rate to Maturity by 4:00 p.m. New York City time, on the applicable Determination Date,

          (5) the Remarketing Dealer for any reason does not deliver the purchase price of the ROARS to the trustee on the Business Day immediately preceding such Remarketing Date, or does not purchase all tendered ROARS on such Remarketing Date, or

          (6) we for any reason fail to redeem the ROARS from the Remarketing Dealer following our election to effect such redemption.

OPTIONAL REDEMPTION

     If the Remarketing Dealer elects to remarket the ROARS, we will notify the Remarketing Dealer and the trustee, not later than 4:00 p.m., New York City time, on the Business Day immediately preceding any Determination Date, if we irrevocably elect to exercise our right to redeem the ROARS, in whole, on the first Remarketing Date or on the Floating Period Termination Date immediately following such Determination Date.

     If we so elect to redeem the ROARS, we will redeem the ROARS in whole on the first Remarketing Date or the subsequent Remarketing Date at the Dollar Price, in each case, plus all accrued and unpaid interest, if any, to such Remarketing Date. In any case, we will make payment to each beneficial owner of the ROARS by book-entry through DTC. Other than as set forth above, we will have no option to redeem the ROARS.

BOOK-ENTRY, DELIVERY AND FORM

     The indenture provides that the ROARS will initially be issued in the form of one or more securities in global form (the "Global Securities"). Each Global Security will be deposited on the date of the closing of the sale of the ROARS with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., as DTC's nominee.

     DTC is a limited-purpose trust company created to hold securities for its participants and to facilitate the clearance and settlement of transactions in those securities between those participants through electronic book-entry changes in accounts of the participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to as the "indirect participants"). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interest and transfer or ownership interest of each actual purchase of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

     We expect that pursuant to procedures established by DTC, (1) upon deposit of the Global Securities, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Securities and (2) ownership of such interests in the Global Securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Securities).

     Investors in the Global Securities may hold their interests directly through DTC if they are participants in that system, or indirectly through organizations which are participants in that system. All interests in a Global Security may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Security to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interests.

     Except as described below, owners of interests in the Global Securities will not have ROARS registered in their name, will not receive physical delivery of ROARS in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

     Payments in respect of the Global Securities registered in the name of DTC or its nominee will be payable by the trustee to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the trustee will treat the persons in whose names the debt securities, including the

Global Securities, are registered, as the owners thereof for the purpose of receiving such payments and for any and all purposes whatsoever. Consequently, neither the trustee nor any agent thereof has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to, or payments made on account of beneficial ownership interests in the, Global Security or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Security or
(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC's current practice, upon receipt of any payment in respect of securities such as the ROARS, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amounts of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of ROARS will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the ROARS, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     DTC will take any action permitted to be taken by a holder of the ROARS only at the direction of one or more participants to whose account with DTC interests in the Global Securities are credited and only in respect of such portion of the ROARS as to which such participant or participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global Securities for ROARS in certificated form and to distribute such ROARS to its participants.

     A Global Security is exchangeable for ROARS in registered certificated form if (1) DTC notifies us that it is unwilling or unable to continue as clearing agency for the Global Securities or has ceased to be a clearing agency registered under the Exchange Act and we thereupon fail to appoint a successor clearing agency within 90 days, (ii) we in our sole discretion elect to cause the issuance of definitive certificated ROARS or (iii) there has occurred and is continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default under the indenture.

     The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we have not independently determined the accuracy thereof. We will not have any responsibility for the performance by DTC or its participants of their respective obligations under the rules and procedures governing their operations.

SETTLEMENT

     In the event that the ROARS are remarketed, the Remarketing Dealer will pay to the trustee, not later than 12:00 noon, New York City time, on the first Remarketing Date, an amount equal to 100% of the aggregate principal amount of the ROARS or on any subsequent Remarketing Date, an amount equal to the Dollar Price.

     On any such Remarketing Date, the Remarketing Dealer will cause the trustee to make payment of the purchase price for such tendered ROARS that have been purchased for remarketing by the Remarketing Dealer to the DTC participant of each tendering beneficial owner of ROARS . This payment will be made against delivery through DTC of such beneficial owner's tendered ROARS by book-entry through DTC by the close of business on such Remarketing Date.

     The purchase price of such tendered ROARS shall be equal to 100% of the aggregate principal amount thereof, on the first Remarketing Date and at the Dollar Price on any subsequent Remarketing Date. We will make, or cause the trustee to make, payment of interest to each beneficial owner of ROARS, due on a Remarketing Date by book-entry through DTC, by the close of business on such Remarketing Date.

     The transactions described above will be executed on each Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective Participants will be debited and credited, and the ROARS delivered by book-entry as necessary to effect the purchases and sales thereof.

     Settlement for the ROARS will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the ROARS in book-entry form will be made in immediately available funds. The ROARS will trade in DTC's Same-Day Funds Settlement System until the Maturity Date or Remarketing Date, as the case may be, or until the ROARS are issued in definitive form. Secondary market trading activity in the ROARS will be required by DTC to settle in immediately available funds.

     The tender and settlement procedures described above, including the provisions for payment to selling beneficial owners of tendered ROARS, or for payment by the purchasers of ROARS, in a remarketing, may be modified to the extent required by DTC or, if the book-entry system is no longer available for the ROARS at the time of a remarketing, to the extent required to facilitate the tendering and remarketing of ROARS in certificated form. In addition, the Remarketing Dealer may modify the settlement procedures set forth above in order to facilitate the settlement process.

     As long as DTC or its nominee holds a certificate representing the ROARS in the book-entry system of DTC, no certificates for such ROARS will be delivered to any beneficial owner. In addition, under the terms of the ROARS and the Remarketing Agreement, we have agreed that (1) we will use our best efforts to maintain the ROARS in book-entry form with DTC or any successor thereto, and to appoint a successor depository to the extent necessary to maintain the ROARS in book-entry form and (2) we will waive any discretionary right we otherwise have under the indenture to cause the ROARS to be issued in certificated form.

REMARKETING DEALER

     On or prior to the date of original issuance of the ROARS, we will enter into a Remarketing Agreement with the Remarketing Dealer. The Remarketing Dealer will not receive any fees or reimbursement of expenses from us in connection with the remarketing, except under certain circumstances. The aggregate price paid to us by the underwriters for the purchase of the ROARS will include an amount paid by the Remarketing Dealer for its right to remarket the ROARS.

     We will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the Remarketing Agreement.

     If the Remarketing Dealer elects to remarket the ROARS, the obligation of the Remarketing Dealer to purchase the ROARS will be subject to several conditions set forth in the Remarketing Agreement. In addition, upon the occurrence of certain events after the Remarketing Dealer elects to remarket the ROARS, the Remarketing Dealer will have the right to terminate the Remarketing Agreement or terminate its obligation to purchase the ROARS, or, until 3:30 p.m., New York City time, on the Business Day immediately preceding the applicable Remarketing Date, to redetermine the applicable Interest Rate.

     No beneficial owner of the ROARS will have any rights or claims under the Remarketing Agreement or against us or the Remarketing Dealer, as a result of the Remarketing Dealer not purchasing the ROARS.

     The Remarketing Agreement will provide that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective ten Business Days after the delivery to us and the trustee of notice of such resignation. In such case, we have no obligation to appoint a successor Remarketing Dealer. After it purchases the ROARS, the Remarketing Dealer may exercise any vote or join in any action that any beneficial owner of ROARS may be entitled to exercise, or take, as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may engage in or have an interest in any financial or other transaction with us, as freely as if it did not act in any capacity under the Remarketing Agreement.

     As long as the Remarketing Agreement is in effect, we will not acquire any of the ROARS prior to any remarketing by the Remarketing Dealer, other than in connection with the fulfillment of our obligation to redeem the ROARS, or the exercise of our right to redeem the ROARS, on a Remarketing Date. After all Remarketing Dates or termination of the Remarketing Agreement prior thereto, we may at any time purchase any ROARS at any price in the open market or otherwise. The ROARS so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

RECENT ACCOUNTING DEVELOPMENTS

     For purposes of financial accounting and reporting for publicly held companies, the SEC may require prospective investors to separately account for the Remarketing Dealer's option to purchase and to remarket the ROARS on the first Remarketing Date. Persons considering investing in the ROARS, who are required to file financial reports with the Securities and Exchange Commission pursuant to the Exchange Act, should consult their own accounting advisors concerning potential reporting requirements.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the ROARS is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This summary deals only with ROARS held as capital assets (within the meaning of section 1221 of the Code) and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, persons holding ROARS as a hedge against currency risk or as a position in a "straddle", or conversion transaction, or person whose functional currency is not the U.S. dollar.

     PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF THE ROARS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE ROARS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used herein, the term "U.S. Holder" means a beneficial owner of ROARS that is for United States Federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (3) an estate whose income is subject to United States Federal income tax regardless of its source,
(4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(5) any other person whose income or gain in respect of a ROARS is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term "non-U.S. Holder" means a beneficial owner of a ROARS that is not a U.S. Holder.

     The United States Federal income tax treatment of debt obligations such as ROARS is not entirely certain. Because the ROARS are subject to mandatory tender on the Remarketing Date, SEMCO intends to treat the ROARS as maturing on the Remarketing Date for United States Federal income tax purposes. By purchasing the ROARS, the U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Based on such treatment, interest on the ROARS should constitute "qualified stated interest" and generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of accounting).

Under the foregoing, if the ROARS are issued to the U.S. Holder at par value or alternatively, the excess of par value over the issue price does not exceed the statutory de minimis amount (generally 1/4 of 1% of the ROARS' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from its issue date), the ROARS will not be treated as having original issue discount.

     If the ROARS are issued at a discount greater that the statutory de minimis amount, a Holder must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of ROARS would be the sum of the daily portions of original issue discount with respect to such ROARS for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such ROARS. The "daily portion" of original issue discount on any ROARS is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the ROARS, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issued discount allocable to each accrual period is generally equal to the difference between (i) the product of the ROARS' adjusted issue price at the beginning of such accrual period and its yield to maturity (appropriately adjusted to take into account the length of the particular accrual period) and
(ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a ROARS at the beginning of any accrual period is the sum of the issue price of the ROARS plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the ROARS that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     Under the foregoing treatment, upon the sale, exchange or retirement of a ROARS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the ROARS. A U.S. Holder's adjusted tax basis in a ROARS generally will equal such U.S. Holder's initial investment in the ROARS increased by an original issue discount included in income and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such ROARS.

     The highest marginal individual Federal income tax rate (which applies to ordinary income and gain from sales or exchanges of capital assets held for one year or less) is 39.6%. The maximum regular Federal income tax rate on capital gains derived by individual taxpayers is 28% for sales and exchanges of capital assets held for more than one year but not more than eighteen months, and 20% for sales and exchanges of capital assets held for more than eighteen months. All net capital gains of a corporate taxpayer is subject to tax at ordinary corporate income tax rates of up to 35%.

     There can be no assurance that the IRS will agree with SEMCO's treatment of the ROARS and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the ROARS as maturing on their stated maturity date.

     In the event the ROARS were treated as maturing on their stated maturity date for United States Federal income tax purposes, because the Floating Rate Spread or the Interest Rate to Maturity will not be determined until the Floating Rate Spread Determination Date or the Fixed Rate Determination Date, the ROARS would be treated as having contingent interest under the Code. In such event, under Treasury regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"), SEMCO would be required to construct a projected payment schedule for the ROARS, based upon SEMCO's current borrowing costs for comparable debt instruments of SEMCO, from which an estimated yield on the ROARS would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the ROARS at the beginning of each interest accrual period and the estimated yield of the ROARS. In general, for these purposes, a ROARS' adjusted issue price would equal the ROARS' issue price increased by the interest previously accrued on the ROARS, and reduced by all payments made on the ROARS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     In addition, the character of any gain or loss, upon the sale or exchange of a ROARS (including a sale pursuant to the mandatory tender on the Remarketing
Date) by a U.S. Holder, will likely differ if the ROARS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

NON-U.S. HOLDERS

     A non-U.S. holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a ROARS, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of SEMCO, a controlled foreign corporation related to SEMCO or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (1) is signed by the beneficial owner of the ROARS under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a ROARS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes gain upon retirement or disposition of a ROARS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The ROARS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of SEMCO or, at the time of such individual's death, payments in respect of the ROARS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the ROARS to registered owners who are not "exempt recipients" and who fail to provided certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the ROARS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of ROARS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

FINAL WITHHOLDING REGULATIONS

     The Treasury Department recently issued final Treasury regulations (the "Final Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The Final Regulations attempt to unify certification requirements and modify reliance standards. The Final Regulations will generally be effective for payments made after January 1, 2001 subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the Final Regulations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement dated June , 2000 among us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters has severally agreed to purchase, the principal amount of ROARS set forth opposite the name of such underwriter:

                                                                PRINCIPAL AMOUNT
                        UNDERWRITERS                                OF ROARS
                        ------------                            ----------------
Banc of America Securities LLC..............................      $
Banc One Capital Markets, Inc...............................
First Union Securities, Inc.................................
                                                                  ------------
     Total..................................................      $160,000,000
                                                                  ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the ROARS included in this offering are subject to approval of a number of legal matters by counsel and to some other conditions. The underwriters are obligated to purchase all of the ROARS if they purchase any of the ROARS.

     The underwriters, for whom Banc of America Securities LLC, Banc One Capital Markets, Inc. and First Union Securities, Inc. are acting as representatives, propose to offer some of the ROARS directly to the public at the public offering price set forth on the cover page of this supplement and some of the ROARS to certain dealers at the public offering price less a concession not in excess of
     % of the principal amount of the ROARS. The underwriters may allow, and
such dealers may reallow, a discount not in excess of      % of the principal
amount of the ROARS on sales to certain other dealers. After the initial offering of the ROARS to the public, the public offering price and such concessions may be changed by the representatives.

     We have agreed that, without the prior written consent of Banc of America Securities LLC, we will not offer, sell or otherwise dispose of any debt securities issued or guaranteed by us (other than the ROARS), or publicly announce an intention to effect any such transaction, within 30 days after the closing of this offering.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     The ROARS are a new issue of securities with no established trading market. We do not intend to apply for listing of the ROARS on any securities exchange or for quotation through any inter-dealer quotation system. We have been advised by the underwriters that they intend to make a market in the ROARS as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the ROARS and any market making may be discontinued at any time without notice. No assurances can be given as to the liquidity of, or trading market for, the ROARS.

     In connection with the offering, Banc of America Securities LLC, on behalf of the underwriters, may purchase and sell ROARS in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of ROARS in excess of the principal amount of the ROARS to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involves purchases of the ROARS in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of ROARS made for the purpose of preventing or retarding a decline in the market price of the ROARS while the offering is in progress.

     The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Banc of America Securities LLC, in covering syndicate short positions or making stabilizing purchases, repurchases ROARS originally sold by that syndicate member.

     Any of these activities may cause the price of the ROARS to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     We estimate that our total expenses of this offering will be
$               .

     The Remarketing Dealer will pay to us      % of the aggregate principal
amount of the ROARS as consideration for the right to purchase the ROARS at 100% of their aggregate principal amount on the first Remarketing Date.

     If the Remarketing Dealer purchases the ROARS on the first Remarketing Date and subsequently offers the ROARS for resale, the resale of the ROARS may have to be registered with the SEC under the Securities Act. If the resale of the ROARS has to be registered, we have agreed to pay the expenses incident to such a registration.

     The representatives and their affiliates, may have performed certain investment banking and advisory services on our behalf from time to time for which they have received customary fees and expenses. The representatives and their affiliates may, from time to time, engage in transactions with and perform services on our behalf in the ordinary course of their business. In particular, Bank One, NA, an affiliate of Banc One Capital Markets, Inc., is a lender under the short-term loan obtained to finance our 1999 acquisition of ENSTAR Natural Gas Company and Alaska Pipeline Company, and will receive a portion of the amounts repaid under the loan with the net proceeds of the offering. Because more than 10% of the net proceeds of the offering will be paid to affiliates of the underwriters, the offering is being made in accordance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Banc One Capital Markets, Inc. is an affiliate of Bank One Trust Company, National Association, the trustee under the indenture.

                                    EXPERTS

     The consolidated financial statements of SEMCO Energy, Inc. as of December 31, 1999 and 1998, and for the three years ended December 31, 1999, incorporated by reference in this prospectus supplement and the accompanying prospectus have been audited by Arthur Andersen LLP, independent public accountants, and the SEMCO Energy, Inc. Pro Forma Combined Statement of Income for the year ended December 31, 1999, incorporated by reference in this prospectus supplement and the accompanying prospectus has been examined by Arthur Andersen LLP, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of ENSTAR Natural Gas Company (a division of SEMCO Energy, Inc.) and Alaska Pipeline Company (a subsidiary of SEMCO Energy, Inc.) as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     Our future consolidated financial statements and the reports thereon of Arthur Andersen LLP, also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                                 LEGAL OPINIONS

     The legality of the ROARS will be passed upon for SEMCO by Dickinson Wright PLLC, Detroit, Michigan. Certain matters will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. from time to time renders legal services to SEMCO.

PROSPECTUS

                               SEMCO ENERGY, INC.
                             SEMCO CAPITAL TRUST I
                             SEMCO CAPITAL TRUST II
                            SEMCO CAPITAL TRUST III

                             ---------------------

     The following are types of securities that we may, from time to time, offer and sell under this prospectus:

     - Debt securities

     - Preferred Stock

     - Common Stock

     - Stock purchase contracts

     - Stock purchase units

     In addition, we, in conjunction with our trusts, may, from time to time, offer and sell:

     - Trust preferred securities and related guarantees

     We may offer these securities separately or as units which may include other securities. We will describe in a prospectus supplement, which must accompany this prospectus, the type and amount of securities we are offering and selling, as well as the specific terms of the securities. Those terms may include:

     - Maturity

     - Interest or dividend rate

     - Sinking fund terms

     - Currency of payments

     - Redemption terms

     - Listing on a securities exchange

     - Amount payable at maturity

     - Ranking

     Our shares of Common Stock are traded on the New York Stock Exchange under the symbol SEN.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

     March 27, 2000

                               TABLE OF CONTENTS

Where You Can Find More Information.........................     2
Incorporation of Certain Documents by Reference.............     3
Cautionary Statement Regarding Forward-Looking
  Information...............................................     3
SEMCO Energy................................................     5
The Trusts..................................................    10
Use of Proceeds.............................................    11
Accounting Treatment Relating to Trust Securities...........    12
Consolidated Ratios of Earnings to Fixed Charges............    12
Description of Capital Stock................................    13
Description of Debt Securities..............................    16
Description of Trust Preferred Securities...................    29
Description of Trust Guarantees.............................    31
The Agreement as to Expenses and Liabilities................    33
Additional Description of Subordinated Debentures to be
  Issued to Trust...........................................    33
Effect of Obligations Under Subordinated Debentures and
  Trust Preferred Securities Guarantees.....................    38
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    39
Plan of Distribution........................................    39
Legal Matters...............................................    40
Experts.....................................................    41

                      WHERE YOU CAN FIND MORE INFORMATION

     SEMCO files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the following locations of the Commission:

Judiciary Plaza, Room 10024    Seven World Trade Center        Citicorp Center
450 Fifth Street, N.W.         Suite 1300                      500 West Madison St., Ste.
Washington, D.C. 20549         New York, New York 10048        1400
                                                               Chicago, Illinois 60661

     You can also obtain copies of this information by mail from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 10024, Washington D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at (800) SEC-0330.

     The Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like SEMCO, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     We and our trusts have filed jointly with the Commission a registration statement on Form S-3 that registers the securities we or they are offering. The registration statement, including the attached exhibits, contains additional relevant information about SEMCO, the trusts and the securities offered. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

     This prospectus includes by reference the documents listed below that we have previously filed with the Commission and that are not included in or delivered with this document. They contain important information about us and our financial condition.

FILING                                                             PERIOD
------                                                             ------
Annual Report on Form 10-K...................   Year ended December 31, 1999
Current Report on Form 8-K...................   Filed March 20, 2000

     We incorporate by reference additional documents that we may subsequently file with the Commission prior to termination of any offering of securities made by this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. The information in this prospectus, in documents incorporated into this prospectus, and in prospectus supplements may be changed or superceded by information given at a later date in these documents.

     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                              Edric R. Mason, Jr.
                         Director of Investor Relations
                               SEMCO Energy, Inc.
                                405 Water Street
                           Port Huron, Michigan 48060
                                 (810) 989-4104

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this nature, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus, unless the information specifically indicates that another date applies.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections. Statements that are not historical facts, including statements about our outlook, beliefs, plans, goals and expectations are forward-looking statements. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. Factors that may impact forward-looking statements include, but are not limited to, the following: (i) the effects of weather and other natural phenomena; (ii) the economic climate and growth in the geographical areas where we do business; (iii) the capital intensive nature of our business;
(iv) increased competition within the energy industry as well as from alternative forms of energy; (v) the timing and extent of changes in commodity prices for natural gas and propane; (vi) the effects of changes in governmental and regulatory policies, including income taxes, environmental compliance and authorized rates; (vii) our ability to bid on and win construction, engineering and quality assurance contracts; (viii) the impact of energy prices on the amount of projects and business available to the engineering business; (ix) the nature, availability and projected profitability of potential investments available to us; (x) our ability to accomplish our financing objectives in a timely and cost-effective manner, in light of changing conditions in the capital markets, and, in particular, our ability to refinance, in a timely and cost-effective manner, the $290,000,000 short-term bridge loan obtained to finance the acquisition of ENSTAR Natural Gas Company and Alaska Pipeline Company, and (xi) our ability to operate and integrate acquired businesses in accordance with our plans.

                                  SEMCO ENERGY

     SEMCO is a diversified energy services and infrastructure holding company headquartered in southeastern Michigan. It was founded in 1950 as Southeastern Michigan Gas Company. SEMCO and its subsidiaries operate four business segments:
(1) gas distribution; (2) construction services; (3) engineering services; and
(4) propane, pipelines and storage. The latter three segments are sometimes referred to together as the "diversified businesses". SEMCO sold the subsidiary comprising its energy marketing business effective March 31, 1999. In addition, several business acquisitions were made during 1999. These acquisitions are discussed in the following business segment sections. SEMCO had approximately 1,632 employees at December 31, 1999.

GAS DISTRIBUTION

     SEMCO's gas distribution business segment operates in Michigan and Alaska. The Alaska-based operation, which consists of ENSTAR Natural Gas Company and Alaska Pipeline Company (together known as "ENSTAR"), was acquired on November 1, 1999 for approximately $290,000,000. The acquisition of ENSTAR was accounted for as a purchase and, therefore, the consolidated financial statements and the table below include the results of ENSTAR's operations since November 1, 1999. The success of the ENSTAR acquisition is, in part, dependent on the synergies obtained in combining ENSTAR with our other gas distribution operations, our ability to operate ENSTAR in accordance with our plans and our ability to accomplish the permanent financing related to the ENSTAR acquisition in a timely and cost-effective manner in light of changing conditions in the capital markets.

     The Michigan gas distribution operation and ENSTAR are referred to together as the "Gas Distribution Business". The Michigan gas distribution operation and ENSTAR Natural Gas Company operate as divisions of SEMCO. SEMCO Energy Gas Company, which had conducted the Michigan gas distribution operation, was merged into SEMCO on December 31, 1999. Alaska Pipeline Company operates as a subsidiary of SEMCO.

     The Gas Distribution Business distributes and transports natural gas to residential, commercial and industrial customers and is our largest business segment. Set forth in the table below is gas sales and transportation information for the past three years:

                                                                    YEARS ENDED DECEMBER 31,
                                                                --------------------------------
                                                                1999(B)       1998        1997
                                                                -------       ----        ----
GAS SALES REVENUE (IN THOUSANDS):
  Residential...............................................    $137,407    $118,220    $139,538
  Commercial................................................      38,451      42,041      66,577
  Industrial................................................       6,763       6,439      12,065
                                                                --------    --------    --------
       Total gas sales revenue(a)...........................    $182,621    $166,700    $218,180
                                                                ========    ========    ========
GAS TRANSPORTATION REVENUE (IN THOUSANDS)...................    $ 22,369    $ 14,832    $ 13,243
                                                                ========    ========    ========
VOLUMES OF GAS SOLD (MMCF):
  Residential...............................................      28,583      21,946      25,968
  Commercial................................................       8,882       8,840      13,483
  Industrial................................................       1,780       1,461       2,534
                                                                --------    --------    --------
       Total volumes of gas sold(a).........................      39,245      32,247      41,985
VOLUMES OF GAS TRANSPORTED (MMCF)...........................      32,417      23,791      21,373
                                                                --------    --------    --------
TOTAL VOLUMES DELIVERED(A)..................................      71,662      56,038      63,358
                                                                ========    ========    ========

---------------
(a) Does not include the sale of excess inventory gas to a third party in 1999.

(b) 1999 results include two months of activity from ENSTAR.

     GAS SALES. Gas sales revenue is generated primarily through the sale and delivery of natural gas to residential and commercial customers. These customers use natural gas mainly for space heating purposes. Consequently, weather has a significant impact on sales. Given the impact of weather on this business segment, most of its gas sales revenue is earned in the first and fourth quarters of the calendar year. Revenues from gas sales accounted for 50%, 26% and 28% of consolidated operating revenues in 1999, 1998 and 1997, respectively. If operating revenues from our energy marketing business, which was sold effective March 31, 1999, are excluded, gas sales by the Gas Distribution Business would have accounted for 66%, 68% and 88% of consolidated operating revenues for those three years.

     Competition in the gas sales market arises from alternative energy sources such as electricity, propane and oil. However, this competition is inhibited because of the time, inconvenience and investment for residential and commercial customers to convert to an alternate energy source when the price of natural gas fluctuates.

     An aggregation tariff, which was effective April 1, 1998, provides all Michigan commercial and industrial customers the opportunity to purchase their gas from a third-party supplier, while allowing the Gas Distribution Business to continue charging the existing distribution fees and customer fees plus a gas load balancing fee.

     TRANSPORTATION. The Gas Distribution Business provides transportation services to our large-volume commercial and industrial customers. This service offers those customers the option of purchasing natural gas directly from producers or marketing companies while utilizing the Gas Distribution Business' distribution network to transport the gas to their facilities.

     Alaska Pipeline Company ("APC") owns and operates the only natural gas transmission lines in its service area that are operated for utility purposes. APC's transmission system delivers natural gas from producing fields in south central Alaska to ENSTAR's Anchorage-based gas distribution system. APC's only customer is ENSTAR Natural Gas Company.

     The market price of alternate energy sources such as coal, electricity, oil and steam is the primary competitive factor affecting the demand for transportation. Certain large industrial customers have some ability to convert to another form of energy if the price of natural gas increases significantly. Partially offsetting the impact of price sensitivity has been the use of natural gas as an industrial fuel because of clean air legislation and the resultant pressures on industry and electric utilities to reduce emissions from their plants.

     As is the case with many gas distribution utilities, there has been downward pressure on transportation rates due to the potential risk for industrial customers and electric generating plants located in close proximity to interstate natural gas pipelines to bypass SEMCO and connect directly to such pipelines. However, management is currently unaware of any significant bypass efforts by our customers. SEMCO has and would continue to address any such efforts by offering special services and contractual arrangements designed to retain these customers on SEMCO's system. Customers in ENSTAR's service territory are currently precluded from bypassing ENSTAR's transportation and distribution system due to the limited availability of gas transmission systems and the large distances between producing fields and the locations of current customers.

     CUSTOMER BASE. At December 31, 1999, the Michigan gas distribution operation had approximately 255,000 customers. The largest concentration of customers, approximately 100,000, is located in southeastern Michigan. The remaining Michigan customers are located in and around the following communities: Battle Creek, Albion, Holland, Three Rivers, Niles, Marquette and Houghton. The Michigan customer base is diverse and includes residential, commercial and industrial customers. The largest customers include power plants, food production facilities, paper processing plants, furniture manufacturers and others in a variety of other industries. The average number of customers in Michigan has increased by an average of approximately 3% annually during the past three years. By contrast, the customer growth rate for the U.S. gas distribution industry has averaged approximately 1% annually during the past three years.

     At December 31, 1999, ENSTAR had approximately 102,000 customers in and around the Anchorage, Alaska area including the communities of Big Lake, Bird Creek, Butte, Chugiak, Eagle River, Eklutna, Girdwood, Houston, Indian, Kenai, Knik, Nikiski, Palmer, Peters Creek, Portage, Sterling, Soldotna, Wasilla and Whittier. ENSTAR is the sole distributor of natural gas to the greater Anchorage metropolitan area, and its service area encompasses approximately 50% of the population of Alaska. ENSTAR has two types of customers: gas sales and transportation. Gas sales customers are primarily residential and commercial. ENSTAR provides transportation service to power plant sites, a liquefied natural gas plant, an ammonia plant, and hundreds of commercial locations on behalf of gas producers and gas marketers. The average number of customers at ENSTAR has increased by an average of approximately 3% annually during the past three years.

     GAS SUPPLY. The Gas Distribution Business has agreements with TransCanada Gas Services, Inc. ("TransCanada"), under which TransCanada provides SEMCO's natural gas requirements and manages its natural gas supply and the supply aspects of transportation and storage operations in Michigan for the three year period that began April 1, 1999. The Gas Distribution Business owns underground storage facilities in Michigan with a working capacity of 5.0 billion cubic feet ("Bcf"). In addition, it leases 6.5 Bcf of storage from Eaton Rapids Gas Storage System and 4.5 Bcf from non-affiliates in Michigan. The owned and leased storage capacity equals 35% to 40% of SEMCO's average annual gas sales volumes in Michigan. SEMCO Gas Storage Company (an affiliated company) is a 50% owner of Eaton Rapids Gas Storage System.

     ENSTAR has a gas purchase contract (the "Marathon Contract") with Marathon Oil Company ("Marathon") that has been approved by the Regulatory Commission of Alaska ("RCA") and is a "requirements" contract with no specified daily deliverability or annual take-or-pay quantities. Marathon has agreed to deliver all of ENSTAR's gas requirements in excess of those provided for in other gas supply contracts in existence as of May 1, 1988, subject to certain exceptions, until the commitment has been exhausted. However, ENSTAR's purchase obligations and Marathon's delivery obligations are set at specified annual amounts after 2001. The contract has a base price and is subject to an annual adjustment based on changes in the price of certain traded oil futures contracts plus reimbursement for any severance taxes and other charges.

     ENSTAR also has an RCA-approved gas purchase contract with the Municipality of Anchorage, Chevron U.S.A., Inc. and ARCO Alaska, Inc. (the "Beluga Contract") which provides for the delivery of up to approximately 220 Bcf of gas through the year 2009. The pricing mechanism in the Beluga Contract is similar to that contained in the Marathon Contract.

     Based on gas purchases during the twelve months ended December 31, 1999, which are not necessarily indicative of the volume of future purchases, gas reserves committed to ENSTAR under the Marathon and Beluga Contracts are sufficient to supply all of ENSTAR's expected gas supply requirements through the year 2001. After that time supplies will still be available under the Marathon and Beluga Contracts in accordance with their terms, but at least a portion of ENSTAR's requirements are expected to be satisfied outside the terms of these contracts, as currently in effect.

     The Michigan-based gas distribution operation is served by four major interstate pipelines: (1) Panhandle Eastern Pipe Line Company; (2) Northern Natural Gas Company; (3) Great Lakes Gas Transmission Company and (4) ANR Pipeline Company. Currently, ENSTAR's supply source, primarily though the Marathon and Beluga Contracts, is confined to the Cook Inlet area with no direct access to other natural gas pipelines. However, the Cook Inlet area is home to major gas producing fields, with proven and producing reserves of approximately
2.6 trillion cubic feet ("Tcf"). An additional 2.3 Tcf of undiscovered gas in the Cook Inlet area has been estimated by the United States Geological Survey and Minerals Management Service.

     RATES AND REGULATION. The rates of gas distribution customers located in the City of Battle Creek, Michigan and surrounding communities are subject to the jurisdiction of the City Commission of Battle Creek. The Michigan Public Service Commission ("MPSC") authorizes the rates charged to all of the remaining Michigan customers. ENSTAR is subject to regulation by the RCA which has jurisdiction over, among other things, rates, accounting procedures, and standards of service. The RCA order approving our acquisition of ENSTAR provides that ENSTAR's existing rates remain in effect on an interim basis and requires SEMCO to file revenue requirement and cost of service information by July 1, 2000.

     Our management periodically reviews the adequacy of the Gas Distribution Business' rates and files requests for rate increases whenever it is deemed necessary and appropriate. However, a recent rate case includes provisions limiting our ability to request a rate increase in Michigan during the three year period that began April 1, 1999.

     ENVIRONMENTAL MATTERS. The Gas Distribution Business currently owns seven Michigan sites which formerly housed manufactured gas plants. In the earlier part of the 20th century, gas was manufactured from processes using coal, coke or oil. By-products of this process have left some contamination at these sites. The Gas Distribution Business has submitted plans to the appropriate regulatory authority in the State of Michigan to close one site and begin work at another site.

DIVERSIFIED BUSINESSES

     SEMCO's diversified businesses have grown during the past three years primarily through acquisitions. The following table shows operating revenues for each of the diversified businesses, including intercompany revenues, for 1997 through 1999:

                                                                  YEARS ENDED DECEMBER 31,
                                                                -----------------------------
                                                                 1999       1998       1997
                                                                 ----       ----       ----
                                                                       (IN THOUSANDS)
Operating Revenues
  Construction Services.....................................    $58,272    $25,904    $13,207
  Engineering Services......................................     17,486     41,366      5,660
  Propane, Pipelines and Storage............................      6,284      4,852      3,027

     The amounts in the above table include intercompany transactions.

CONSTRUCTION SERVICES

     Our construction services segment operates in the mid-western and southeastern areas of the United States and has offices in Michigan, Tennessee, Kansas, Iowa, Georgia, and Texas as of December 31, 1999. Its primary service is underground pipeline installation and replacement for the natural gas distribution industry. During 1999, SEMCO made four business acquisitions that not only expanded the geographic reach of our construction services business but also expanded underground construction service offerings in new industries such as telecommunications and water supply. As of December 31, 1999, the construction services business was comprised of six companies that were all acquired during the past three years: (1) Sub-Surface Construction Co.; (2) King Energy & Construction Co.; (3) K&B Construction, Inc.; (4) Iowa Pipeline Associates, Inc.; (5) Flint Construction Co.; and (6) Long's Underground Technologies, Inc. On December 31, 1999, King Energy & Construction Co. was merged into Flint Construction Co.

     Our construction services segment had operating revenues, excluding intercompany transactions, of $49,965,000, $16,621,000, and $7,484,000 in 1999,
1998 and 1997, respectively. These operating revenues accounted for 17%, 7% and 3% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     The natural gas construction services industry is comprised of a highly fragmented group of companies focused primarily on regional or local markets. We estimate that the top six construction companies in the United States have less than 10% of the market and that approximately 30% of the market represents work done by utility companies' in-house construction operations with the remainder of the market being served by a large number of small and medium-size companies.

     The construction services business is seasonal in nature. Most of this segment's annual profits are made during the summer and fall months. The construction services segment generally incurs losses during the winter months when underground construction is inhibited.

ENGINEERING SERVICES

     Our engineering services business segment is comprised of two companies, Maverick Pipeline Services, Inc. ("Maverick") and Oilfield Materials Consultants, Inc. ("OMC"). Maverick was acquired in December 1997 and OMC was acquired in November 1998. Maverick purchased the assets and certain liabilities of Drafting Services, Inc. in September 1999 and Pinpoint Locators, Inc. in October 1999. These two businesses are being operated as divisions of Maverick. Engineering services has offices in New Jersey, Michigan, Louisiana and Texas and provides a variety of energy related engineering and quality assurance services in several states.

     Our engineering services business had operating revenues, excluding intercompany transactions, of $14,841,000, $40,937,000, and $5,660,000 in 1999,
1998 and 1997, respectively. These operating revenues accounted for 5%, 17% and 2% of consolidated operating revenues, excluding energy marketing operating revenues, during those years.

     The engineering services business serves the natural gas distribution and transmission, oil products, exploration/production and telecommunication industries. The primary services provided include engineering design, distribution system design, construction project management, field surveys, global positioning surveys, inspection, testing, pipeline-mill quality assurance and full turn-key service. The engineering services segment competes with regional, national and international firms as well as in-house engineering and field service departments.

     There has been a reduction in oil and gas production and related activities due to the downturn in oil prices in late 1998 and early 1999. There has also been a reduction or deferral of new engineering projects for the gas distribution industry due to the cash flow impact on the industry of the warm weather during the past two years. As a result, our engineering services business has experienced a reduction in the level of available projects. Management believes that the level of available projects will increase as gas distribution companies start releasing new engineering projects and as pipeline construction and inspection projects become available as a result of the recovery in oil prices in late 1999.

PROPANE, PIPELINES AND STORAGE

     SEMCO's pipelines and storage operations consist of several pipelines and a gas storage facility. SEMCO has partial ownership interests or equity interests in certain of these operations. The pipelines and storage operations are all located in Michigan. In March 1998, we entered the propane distribution business with the acquisition of Hotflame Gas, Inc. and Hotflame Transport Co., Inc. (together known as "Hotflame"). Hotflame supplies approximately 5 million gallons of propane annually to retail customers in Michigan's upper peninsula and northeast Wisconsin. Because propane is used principally for heating, most of the operating income for the propane business is generated in the first and fourth quarters of the calendar year.

     The retail propane industry is highly fragmented with the largest firm in the industry serving less than 10% of the national market and the vast majority of propane companies individually having less than one percent market share. Propane is transported easily in pressurized containers and is generally the fuel used in rural areas where natural gas pipelines and distribution systems do not exist or are uneconomical to build. SEMCO purchases the majority of its propane from BP Amoco PLC. The propane operation competes with other energy sources such as natural gas, fuel oil, electricity and other regional propane providers. The basis of the competition is generally price and service. The propane business has become increasingly competitive and less profitable, which necessitates large-scale operations to be successful in the long term. We will continue to assess regional growth opportunities and the strategic fit of the propane business over the coming year.

BUSINESS STRATEGY

     SEMCO's business strategy is to expand significantly both its gas distribution and diversified businesses through normal market growth and acquisitions that meet pre-determined financial criteria and provide incremental revenue, cost synergies, additional business opportunities and ultimately higher shareholder value. Management has experience in operating non-contiguous gas distribution properties based on operating its Michigan properties. As such, we will continue to evaluate acquisition opportunities throughout the United States. With respect to the diversified business segments, SEMCO's vision is to become one of the largest engineering and construction companies in the United States in the pipeline/underground infrastructure business. The key to SEMCO's business strategy is the acquisition of a number of companies which provide engineering and construction services to companies in the natural gas, telecommunications, water and electric industries. The Company desires to consolidate these acquisitions to achieve the synergies and lower administrative and financing costs usually present in a large firm, while maintaining the entrepreneurial spirit of a small company. A cornerstone of SEMCO's strategy is to build complementary businesses capable of providing a large menu of engineering and construction services in the pipeline/underground infrastructure industry which can be packaged in full turnkey services for higher profit potential. Other major benefits of SEMCO's consolidation strategy is the development of greater depth and overall strength of management, more sophisticated systems, enhanced purchasing capabilities, and better utilization of equipment and resources. We anticipate that this group of diversified businesses could contribute an increasing share of SEMCO's consolidated net income. In addition to this increased contribution, such engineering and construction businesses provide a counter-seasonal earnings pattern to our traditional gas distribution business. These engineering and construction businesses tend to have higher earnings in the spring through fall months. The gas distribution business has higher earnings in the late fall and winter that is associated with colder weather.

                                   THE TRUSTS

     We created three Delaware business trusts pursuant to three trust agreements executed by us as sponsor for each trust, appointed trustees for each trust and filed a certificate of trust for each trust with the Delaware Secretary of State. The trusts are named SEMCO Capital Trust I, SEMCO Capital Trust II and SEMCO Capital Trust III, which we refer to herein as, collectively, the "trusts" and, individually, each a "trust." The amended and restated trust agreement for each trust, (as so amended and restated, the "trust agreement") which is filed as an exhibit to the registration statement of which this prospectus forms a part, states the terms and conditions for each trust to issue and sell its trust preferred securities and trust common securities, which we refer to herein, together with the trust preferred securities, as the trust securities.

     Each trust will exist solely to:

     - issue and sell its trust securities;

     - use the proceeds from the sale of its trust securities to purchase and hold a series of our debt securities;

     - maintain its status as a grantor trust for federal income tax purposes;
       and

     - engage in other activities that are necessary or incidental to these purposes.

     We will purchase all of the trust common securities of each trust. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if we default on the subordinated debt securities, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

     We will guarantee the trust preferred securities as described later in this prospectus.

     The trust's business and affairs will be conducted by the trustees (the "Trustees") appointed by us, as holder of the trust common securities. The duties and obligations of the trustees will be governed by the trust agreement. Pursuant to each trust agreement, the number of trustees will initially be four. Two of the trustees (the "Administrative Trustees") will be persons who are our employees or officers of or affiliated with us. The third Trustee will be a corporation which maintains a principal place of business in the State of Delaware that will serve for the sole purpose of complying with certain Delaware laws (the "Delaware Trustee"). The fourth trustee will be a financial institution unaffiliated with us which will serve as property trustee under each trust agreement and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). Bank One Delaware, Inc. will act as the Delaware Trustee and Bank One Trust Company, National Association as the Property Trustee, in each case until removed or replaced by the holder of the trust common securities. The Property Trustee will also act as indenture trustee under the indenture and guarantee trustee under the Trust Guarantee (the "Guarantee Trustee"). See "Description of the Trust Guarantee." We, as the holder of all the trust common securities, will have the right to appoint, remove or replace any trustee and to increase the number of trustees, provided that the number of trustees will be at least three, two of which will be the Administrative Trustees.

     The Property Trustee will hold title to the subordinated debt securities for the benefit of the holders of the trust securities, and will have the power to exercise all rights, powers and privileges as the holder of the subordinated debt securities under the indenture pursuant to which the subordinated debt securities are issued. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the subordinated debt securities for the benefit of the holders of the trust securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the property account. The Guarantee Trustee will hold the guarantee by us of the trust securities for the benefit of the holders of the trust preferred securities.

     In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, another trustee of each trust, the Delaware trustee, will either be a natural person who is a resident of the State of Delaware or an entity which has its principal place of business or resides in the State of Delaware. We have appointed Bank One Delaware, Inc., as Delaware trustee. We will pay all fees and expenses related to each trust and each offering of the related trust preferred securities and will pay all ongoing costs and expenses of each trust, except such trust's obligations under the related trust securities.

     The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in each trust's trust agreement and the Delaware Business Trust Act, as amended, and the Trust Indenture Act. The principal place of business of the trusts is c/o SEMCO Energy, Inc., 405 Water Street, Port Huron, Michigan 48060, and their telephone number is 810-987-2200.

                                USE OF PROCEEDS

     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities will be used to finance acquisitions, repay our short-term borrowings and for other general corporate purposes. Prior to such uses, the net proceeds from the sale of securities may be invested in certificates of deposit or other highly liquid investments with short-term maturities. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement. A significant portion of the net proceeds from the sale of these securities are expected to be used to refinance a $290,000,000 short-term, unsecured bridge loan facility that was used to acquire the assets and some of the liabilities of ENSTAR Natural Gas Company and the outstanding stock of Alaska Pipeline Company. This bridge loan facility matures on October 30, 2000. We currently plan to retire the bridge loan by publicly issuing a combination of medium-term notes, trust preferred securities and common stock, however, our ability to secure permanent financing for this amount on a timely basis or on commercially reasonable terms depends to an extent on factors beyond our control such as the state of the financial markets and general economic conditions.

               ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

     The financial statements of each trust that has issued trust securities will be consolidated with our financial statements, with the trust preferred securities of each trust shown on our consolidated financial statements as our obligated mandatory redemption preferred securities of a consolidated trust. Our financial statements will include a footnote that discloses, among other things, that the sole asset of each trust included therein consists of our subordinated deferrable interest debentures and will specify the designation, principal amount, interest rate and maturity date of such subordinated deferrable interest debentures.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges for SEMCO and its subsidiaries for the years indicated:

                                                                   YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------------------
              RATIO OF EARNINGS TO:                 1999       1998       1997(3)       1996(3)       1995
              ---------------------                 ----       ----       -------       -------       ----
Fixed Charges(1)..................................  2.18       2.17        2.42          (2)          2.21
Fixed Charges and Preferred Dividends(1)..........  2.18       2.17        2.42          (2)          2.20

---------------

(1) In January 1998, SEMCO, through a subsidiary of SEMCO Energy Ventures, SEMCO Arkansas Pipeline Company, sold its 32.07% partnership interest in NOARK Pipeline System L.P. ("NOARK"). NOARK had been generating losses since it was placed in service in 1992. Earnings reflect a share of NOARK's operating losses and fixed charges include a share of NOARK's interest expense equal to SEMCO's percentage interest in NOARK.

    For purposes of calculating the ratios, "earnings" represent the sum of (a) pretax income from continuing operations (excluding extraordinary charges from the early retirement of debt in 1994 and 1998) and (b) fixed charges. "Fixed charges" represent the sum of (i) interest incurred by SEMCO and its subsidiaries plus their share of interest on debt to outsiders incurred by less-than-fifty-percent-owned persons, (ii) amortization of debt expense and
    (iii) the preferred stock dividend requirements of SEMCO's subsidiaries, increased to an amount representing the pretax earnings required to cover such dividend requirement. "Preferred Dividends" represents dividends on SEMCO's Cumulative Convertible Preferred Stock which was called for redemption in November 1999.

(2) For the year ended December 31, 1996, fixed charges exceeded earnings by $20.0 million. Earnings as defined include a $32.3 million non-cash pretax write-down of the NOARK (1) investment. Excluding the NOARK write-down the ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends would have been 1.84 and 1.84, respectively.

(3) Restated to account for a 1998 acquisition as a pooling of interests. Years prior to 1996 were not restated for the pooling of interests as the effects were not material.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 40,000,000 shares of common stock, $1.00 par value ("common stock"), 500,000 shares of cumulative preferred stock, $1.00 par value ("preferred stock"), and 3,000,000 shares of preference stock, $1.00 par value ("preference stock"). At February 29, 2000, there were outstanding 17,918,619 shares of common stock and no shares of preferred stock. 2,000,000 shares of the preference stock are reserved for issuance pursuant to a Shareholder Rights Plan described below; no preference stock is outstanding.

     The following is a summary description of our common stock and preferred stock. You should look at our restated articles of incorporation which are filed as an exhibit to the Registration Statement for a complete description. The following summary is subject in all respects to the provisions of our restated articles of incorporation and does not relate to or give effect to the provisions of the statutory or common law of the State of Michigan. The summary given below is qualified in its entirety by reference to our restated articles of incorporation and the laws of the State of Michigan.

COMMON STOCK

     Dividend Rights. The holders of common stock are entitled to dividends when, as and if, declared by the Board of Directors out of our surplus after full cumulative dividends on the preferred stock and preference stock, if any, shall have been paid or set apart for payment and any sinking fund obligations with respect to the preferred stock and preference stock, if any, have been satisfied.

     We have long-term debt agreements which contain restrictive financial covenants including, among others, limits on the payment of dividends beyond certain levels. We are currently in compliance with all of the covenants in these agreements. With respect to the payment of dividends or any other distributions in respect of our capital stock, such agreements provide that we may not declare and pay any dividends (except dividends or other distributions payable in shares of our capital stock), redeem or retire our capital stock (or any warrants, rights, or options to purchase or acquire our capital stock), or make other distributions with respect to our capital stock (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such other payments or distributions being collectively referred to as "Restricted Payments") if, after giving effect thereto, (i) any event of default under such agreements exists; (ii) the aggregate amount of Restrictive Payments since January 1, 1994 would exceed our consolidated net income for the same period plus an adjustment factor of $21,000,000; or (iii) would cause our consolidated net worth to be less than $80,000,000.

     After September 30, 1999, the adjustment factor of $21,000,000 is reduced each quarter by $625,000 until the adjustment factor equals $11,000,000. Under the most restrictive terms, as of December 31, 1999, $7,720,000 is available for dividends.

     Voting Rights. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by our shareholders and, subject to any voting rights of the holders of the preferred stock and preference stock described below, the holders of such shares currently possess all voting power. Our Articles of Incorporation provide for cumulative voting for the election of our directors.

     Preemptive Rights. No holder of common stock has any preemptive right to subscribe to any additional securities which we may issue.

     Liquidation Rights. Subject to the preferential rights of holders of the preferred stock and preference stock, upon our liquidation the holders of the common stock are entitled to share on a pro rata basis in our net assets which remain after satisfaction of all liabilities.

PREFERRED STOCK

     The Board of Directors is authorized, without further action by shareholders, to issue preferred stock, in one or more series, from time to time, with such rights and preferences as may be provided in a resolution adopted by the Board of Directors. The authority of the Board includes, but is not limited to, the determination or fixing of the following with respect to shares of such class or any series thereof: (i) the rate of dividends and the extent of further participation in dividend distribution, if any; (ii) the price at and the terms and conditions on which the shares are redeemable; (iii) the amount payable upon shares in event of voluntary or involuntary liquidation; (iv) sinking fund provisions for the redemption or purchase of shares; and (v) the terms and conditions on which shares are convertible.

     The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock and may include the following:

     (1) the title and stated value of such preferred stock;

     (2) the number of shares of such preferred stock offered and the offering price and liquidation preference per share of such preferred stock;

     (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

     (4) the date from which dividends on such preferred stock shall accumulate, if applicable;

     (5) the provision for a sinking fund, if any, for such preferred stock;

     (6) the provision for redemption, if applicable, of such preferred stock;

     (7) any listing of such preferred stock on any securities exchange;

     (8) a discussion of federal tax considerations applicable to such preferred stock;

     (9) any voting rights of holders of such preferred stock;

     (10) any other specific terms, preferences, rights, limitations or restrictions of such preferred stock;

     (11) the relative ranking and preference of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

     (12) any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

     (13) the terms and condition. if applicable, upon which such preferred stock will be convertible into or participate in dividends, if any, paid on the common stock, including the conversion price (or manner of calculation thereof).

     In the event of our liquidation or dissolution, the holders of preferred stock are entitled to receive a fixed amount for each series before any distribution is made to the holders of common stock. As long as any preferred stock remains outstanding, we may not purchase any shares of our common stock or redeem any preference stock.

     As long as any preferred stock remains outstanding, we may not without the consent of the holders of at least two-thirds of the outstanding preferred stock authorize any class of stock having a priority or preference over or ranking on a parity with the preferred stock as to dividends or distribution of assets.

     If at any time we fail to declare and pay or set apart for payment in full eight quarterly dividends (whether or not consecutive) on all of the outstanding preferred stock, then the holders of the outstanding preferred stock shall have the right, voting as a single class irrespective of series, to elect such number of our directors as shall constitute one less than the smallest number of directors necessary to constitute a majority of the full Board of Directors, and such right shall continue (and may be exercised at any annual or other meeting of shareholders for the election of directors) until we shall have paid or declared and set apart for payment all accrued dividends on the preferred stock for all past quarterly dividend periods.

     At February 29, 2000, no shares of preferred stock were outstanding.

PREFERENCE STOCK

     The Board of Directors has the authority to divide the 3,000,000 shares of preference stock into series and, within the limitations set forth in the laws of the State of Michigan and in the Articles of Incorporation, to fix and determine the relative rights and preferences of the shares of any series so established. The preference stock ranks junior to all series of preferred stock as to the payment of dividends and the distribution of assets, except to the extent that a specific series of preferred stock provides otherwise.

SERIES A PREFERENCE STOCK

     In January, 1997, the Board of Directors created a series of preference stock designated as Series A preference stock with the number of shares constituting such series set at 2,000,000. No shares of preference stock are outstanding.

     If Series A preference stock was outstanding, dividends would accrue and be cumulative in an amount per share per quarter equal to the greater of (i) $10.00 or (ii) the Adjustment Number (as defined below) times the per share amount of all cash dividends, and the Adjustment Number times the per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of common stock or a subdivision of the shares of common stock), declared on the common stock since the preceding quarterly dividend payment date, or, if later, since the issuance or such Series A preference stock. Upon our liquidation or dissolution the holders of Series A preference stock are entitled to receive $100 per share plus all accrued and unpaid dividends. The Series A preference stock is not redeemable and ranks junior to all series of preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any series provides otherwise. If Series A preference stock was outstanding, a holder of Series A preference stock would be entitled to the number of votes equal to the Adjustment Number times the number of votes to which a holder of common stock is entitled. Except as otherwise provided below or by law, Series A preference stock and common stock shall vote together as one class on all matters submitted to a vote of the holders of common stock. If any dividends on Series A preference stock shall be in arrears for six or more quarterly dividends, a "default period" shall begin. The default period shall end when all accrued dividends shall have been paid or set apart for payment. During a default period, Series A preference stock shall have the right to elect two directors. This vote shall be as a class for all series of preference stock entitled to vote.

     The Articles of Incorporation initially set the Adjustment Number at 100. If we shall (i) pay any dividend on common stock in shares of common stock, (ii) subdivide the common stock, or (iii) combine the common stock into a smaller number of shares, the Adjustment Number shall be modified by multiplying it by a fraction, the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock outstanding immediately prior to such event.

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

     We sponsor a direct stock purchase and dividend reinvestment plan under which investors may purchase shares of common stock without paying brokerage fees and other expenses. Under the plan, the plan administrator may purchase common stock in the open market, through private transactions or from SEMCO. If shares are purchased on the open market, or through private transactions, the price of the shares purchased through the plan will be the weighted average price paid in the stock market for the particular investment date. If the plan administrator purchases shares from SEMCO, the price paid for those shares will be the average of the closing prices on the three trading days prior to the 15th of each month as quoted on the New York Stock Exchange. We initially reserved 2,000,000 shares of common stock for issuance under the plan. As of February 29, 2000, 1,202,047 shares were available for issuance under the plan.

OTHER PROVISIONS

     Articles of Incorporation. The following provisions of our Articles of Incorporation may delay, defer or prevent a person from acquiring us or changing control of the Board of Directors. Our Articles of

Incorporation divide the Board into three classes with staggered terms; each director is elected for a three year term. Approximately one-third of the Board positions are filled by a shareholder vote each year. Directors may be removed but only for cause, at an annual meeting of shareholders and by the affirmative vote of a majority of the shares then entitled to vote for the election of directors. In addition to requirements imposed under Section 7A of the Michigan Business Corporation Act (the "MBCA"), our Articles of Incorporation provide that a business combination cannot occur unless a written opinion is obtained from an independent investment banker that the consideration to be paid to our shareholders is fair and reasonable; provided, however, the directors may waive this requirement. Our Articles of Incorporation also contain provisions limiting the personal liability of directors.

     Anti-Takeover Statutes. We are subject to Chapter 7A of the MBCA, which provides that business combinations subject to Chapter 7A between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than 2/3 of each class of stock entitled to vote (excluding voting shares owned by such 10% owner), voting as a separate class. Such requirements do not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years.

     We are also subject to Chapter 7B of the MBCA which provides that, unless a corporation's articles of incorporation or bylaws provide that Chapter 7B does not apply, "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. "Control shares" are shares which, when added to shares previously owned by a stockholder, increase such stockholder's ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority, of the votes to which all of the capital stock of the corporation is entitled. Voting rights of control shares must be approved by the affirmative vote of a majority of all shares entitled to vote excluding voting shares owned by the acquirer and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or certain other transactions described in Chapter 7B.

     Rights to Purchase Preference Stock. In January 1997, we adopted a Shareholder's Rights Plan pursuant to which 2,000,000 shares of Series A preference stock are reserved under the plan for sale to holders of common stock. The common stock currently trades with a right to purchase such Series A preference stock. The right is intended to protect shareholders in the event of an unsolicited attempt to acquire us and becomes exercisable upon the occurrence of certain triggering events. The right is transferred automatically with the transfer of the common stock until separate rights certificates are distributed upon the occurrence of certain events. The right could have the effect of delaying, deferring or preventing a person from acquiring us or accomplishing a change in control of the board of directors.

     Registration Rights. In connection with certain of our acquisitions, we agreed, among other things, to file with the Commission registration statements for shares of common stock received by the shareholders of such companies. As of February 29, 2000, approximately 1,044,874 shares of our common stock in the aggregate are subject to such agreements.

     Transfer Agent. Norwest Bank Minnesota, N.A. is our transfer agent and registrar for our common stock.

     The common stock is traded on the New York Stock Exchange under the symbol SEN.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     Our senior debt securities and subordinated debt securities (collectively, for purposes of this section of the Prospectus, the "Debt Securities"), consisting of notes, debentures and other evidence of indebtedness may be issued from time to time in one or more series, in the case of the Senior Debt Securities, under an indenture, dated as of October 23, 1998, as supplemented from time to time (the "Senior Indenture") between us and Bank One Trust Company, National Association, as trustee (the "Senior Indenture Trustee"), and in the case of the Subordinated Debentures, under an indenture as supplemented from time to time (the "Subordinated Indenture"), between us and Bank One Trust Company, National Association, as trustee (the "Subordinated Indenture Trustee"). The term "Indenture Trustee," as used herein, shall refer to the Senior Indenture Trustee or the Subordinated Indenture Trustee, as appropriate. The form of Senior Indenture and the form of the Subordinated Indenture being sometimes referred to herein collectively as the "Indentures" and individually as an "Indenture" are filed, along with the form of Supplemental Indenture in the case of the Subordinated Indenture, as exhibits to the Registration Statement to which this Prospectus is a part and, upon execution and delivery, will be available for inspection at the corporate trust offices of the Senior Indenture Trustee and the Subordinated Indenture Trustee, or as described under "Available Information." The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act" or "TIA"). The following statements relating to the Debt Securities and the Indentures are summaries of the provisions thereof and do not purport to be complete and are qualified in their entirety by reference to the Indentures and the Debt Securities. All Section references herein are to sections of the Indentures, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indentures and the Debt Securities. The Subordinated Debentures are further described under "Additional Description of Subordinated Debentures to be Issued to Trust" below.

TERMS

     The Debt Securities will be our direct, unsecured obligations. The indebtedness represented by the Senior Debt will rank on a parity with all our other unsecured and unsubordinated indebtedness. The indebtedness represented by the Subordinated Debentures will be subordinated in right of payment to the prior payment in full of all our existing and future Senior Indebtedness, as described below under "Subordination." Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by our Board of Directors or as established in one or more indentures supplemental to such Indenture. Debt Securities may be issued with terms different from those of Debt Securities previously issued. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301 of each Indenture).

     Each Indenture provides that there may be more than one Indenture Trustee thereunder, each with respect to one or more series of Debt Securities. Any Indenture Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Indenture Trustee may be appointed to act with respect to such series (Section 608 of each Indenture). In the event that two or more persons are acting as Indenture Trustee with respect to different series of Debt Securities, each such Indenture Trustee shall be an Indenture Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Indenture Trustee (Section 609 of each Indenture), and, except as otherwise indicated herein, any action described herein to be taken by an Indenture Trustee may be taken by each such Indenture Trustee with respect to, and only with respect to, the one or more series of Debt Securities of which it is Indenture Trustee under the applicable Indenture.

     The Prospectus Supplement relating to the series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

     (1) The title and any series of such Debt Securities and whether such Debt Securities are Senior Debt or Subordinated Debentures;

     (2) The aggregate principal amount of such Debt Securities and any limit on such principal amount;

     (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable and the amount of principal payable thereon;

     (5) The rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (6) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such Debt Securities and the applicable Indenture may be served;

     (7) If applicable, whether the interest payment periods may be extended by us and, if so, the terms of any such extension;

     (8) The period or periods within which, the price or prices at which, and other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at our option, if we are to have such an option;

     (9) Our obligation, if any, to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, and other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

     (11) Provisions, if any, granting special rights to the holders of such Debt Securities upon the occurrence of such events as may be specified;

     (12) Any deletions from, modifications of or additions to the Events of Default or our covenants with respect to such Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth in the applicable Indenture;

     (13) Whether such Debt Securities will be issued in certificated or book-entry form;

     (14) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     (15) The applicability if any, of the defeasance and covenant defeasance provisions described herein, or any modification thereof;

     (16) Whether and under what circumstances we will pay any Additional Amounts as defined and contemplated in the applicable Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such Debt Securities in lieu of making such payment; and

     (17) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301 of each Indenture).

     The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth below under "Certain Covenants" and as may be set forth in any Prospectus Supplement, the Indentures will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should refer to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to the events of default or covenants of us that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302 of each Indenture).

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium if any) and interest on any series of Senior Debt will be payable at the corporate trust office of the Senior Indenture Trustee, and the principal of (and premium, if any) and interest on any series of Subordinated Debentures will be payable at the corporate trust office of the Subordinated Indenture Trustee; provided that, at our option, payment of interest on any series of Debt Securities may be made by check mailed to the address of the Person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 307 and 1002 of each Indenture).

     Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Indenture Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture (Section 307 of each Indenture).

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Indenture Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Indenture Trustee. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305 of each Indenture). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Indenture Trustee) initially designated by us with respect to any series of Debt Securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the trust will be required to maintain a transfer agent in each place of payment for such series. We may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002 of each Indenture).

     Neither we nor any Indenture Trustee shall be required to (i) issue, register the transfer of or exchange of Debt Securities of any series which are issued in registered form during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security or portion thereof, called for redemption, except the unredeemed portion of any Debt Security which is issued in registered form being redeemed in part; or
(iii) issue, register the transfer of or exchange any Debt Security which is issued in registered form that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305 of each Indenture).

MERGER, CONSOLIDATION OR SALE

     The Senior Indenture provides that we will be permitted to consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Senior Debt and the due and punctual performance and observance of all of the covenants and conditions contained in the Senior Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or any Subsidiary as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Senior Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee (Sections 801 and 803 of the Senior Indenture). The provisions of the Subordinated Indenture regarding merger, consolidation and sale are discussed in "Additional Description of Subordinated Debentures to be Issued to Trust -- Consolidation, Merger and Sale" below.

CERTAIN COVENANTS

     Limitations on Liens. The Indentures provide that we shall not, and shall not cause or permit any Subsidiary to, issue, assume or guarantee any Debt secured by a Lien upon any of our property or assets (other than cash) or that of such Subsidiary, as applicable, without effectively providing that the outstanding Debt Securities (together with, if we so determine, any other indebtedness or obligation then existing or thereafter created ranking equally with such Debt Securities) shall be secured equally and ratably with (or prior
to) such Debt so long as such Debt shall be so secured. The foregoing restriction on Liens will not, however, apply to:

          (a) Liens in existence on the date of original issue of such Debt Securities;

          (b) (i) any Lien created or arising over any property which is acquired, constructed or created by us, or any of our Subsidiaries, but only if (A) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (B) such Lien is created or arises on or before 90 days after the completion of such acquisition, construction or creation and (C) such Lien is confined solely to the property so acquired, constructed or created; or (ii) any Lien to secure our Debt or the Debt of a Subsidiary incurred in connection with a specifically identifiable project where the Lien relates to and is confined to a property or properties (including, without limitation, shares or other rights of ownership in the entities which own such property or project) involved in such project and acquired by us or a Subsidiary after the date of original issue of the Debt Securities of any series and the recourse of the creditors in respect of such Debt is limited to any or all of such project and property (including as aforesaid);

          (c) any Lien securing amounts not more than 90 days overdue or otherwise being contested in good faith;

          (d) (i) rights of financial institutions to offset credit balances in connection with the operation of cash management programs established for our benefit or the benefit of a Subsidiary or in connection with the issuance of letters of credit for the benefit of the us or a Subsidiary;
     (ii) any Lien securing our Debt or the Debt of a Subsidiary incurred in connection with the financing of accounts receivable; (iii) any Lien incurred or deposits made in the ordinary course of business, including, but not limited to, (A) any mechanics', materialmens', carriers', workmens', vendors' or other like Liens and (B) any Liens securing amounts in connection with workers' compensation, unemployment insurance and other types of social security; (iv) any Lien upon specific items of inventory or other goods and proceeds of us or a Subsidiary securing obligations of us or a Subsidiary in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods; (v) any Lien incurred or deposits made securing the performance of tenders, bids, leases, trade contracts (other than for borrowed money), statutory obligations, surety bonds, appeal bonds, government contracts, performance bonds, return-of-money bonds and other obligations of like nature incurred in the ordinary course of business; (vi) any Lien constituted by a right of set off or right over a margin call account or any form of cash or cash collateral or any similar arrangement for obligations incurred in respect of the hedging or management of risks under transactions involving any currency or interest rate swap, cap or collar arrangements, forward exchange transaction, option, warrant, forward rate agreement, futures contract or other derivative instrument of any kind; (vii) any Lien arising out of title retention or like provisions in connection with the purchase of goods and equipment in the ordinary course of business; and (viii) any Lien securing reimbursement obligations under letters of credit, guaranties and other forms of credit enhancement given in connection with the purchase of goods and equipment in the ordinary course of business;

          (e) Liens in favor of us or a Subsidiary;

          (f) (i) Liens on any property or assets acquired from a corporation which is merged with or into us or a Subsidiary, or any Liens on the property or assets of any corporation or other entity existing at the time such corporation or other entity becomes a Subsidiary of us and, in either such case, is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation); (ii) any Lien on any property or assets existing at the time of acquisition thereof and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets); and (iii) any Lien created or outstanding on or over any asset of any Person which becomes a Subsidiary on or after the date of the issuance of such Debt Securities when such Lien is created prior to the date on which such Person becomes a Subsidiary;

          (g) (i) Liens required by any contract or statute in order to permit us or a Subsidiary to perform any contract or subcontract made by us or it with or at the request of a governmental entity or any department, agency or instrumentality thereof, or to secure partial, progress, advance or any other payments by us or a Subsidiary to such governmental unit pursuant to the provisions of any contract or statute; (ii) any Lien securing industrial revenue, development or similar bonds issued by or for the benefit of us or a Subsidiary, provided that such industrial revenue, development or similar bonds are nonrecourse to us or such Subsidiary; and
     (iii) any Lien securing taxes or assessments or other applicable governmental charges or levies;

          (h) (i) any Lien which arises pursuant to any order of attachment, distrait or similar legal process arising in connection with court proceedings and any Lien which secures the reimbursement obligation for any bond obtained in connection with an appeal taken in any court proceeding, so long as the execution or other enforcement of such Lien arising pursuant to such legal process is effectively stayed and the claims secured thereby are being contested in good faith and, if appropriate, by appropriate legal proceedings, or any Lien in favor of a plaintiff or defendant in any action before a court or tribunal as security for costs and/or other expenses; or
     (ii) any Lien arising by operation of law or by order of a court or tribunal or any Lien arising by an agreement of similar effect, including, without limitation, judgment liens; or

          (i) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, or any Liens referred to in the foregoing clauses, for amounts not exceeding the principal amount of the Debt secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets) (Section 1011 of each Indenture).

     Limitations on Sale and Leaseback Transactions. The Indentures also provide that we will not, and will not permit any Subsidiary to, enter into any arrangement with any Person (other than us or a Subsidiary), providing for the leasing to us or a Subsidiary of any assets which have been or are to be sold or transferred by us or such Subsidiary to such Person (a "Sale and Lease-Back Transaction") unless: (a) such transaction involves a lease for a temporary period not to exceed three years; (b) such transaction is between us or a Subsidiary and an affiliate of ours; (c) we would be entitled to incur debt secured by a Lien on the assets or property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Debt Securities, pursuant to the limitation on Liens described above; (d) such transaction is entered into within 90 days after the initial acquisition by us of the assets or property subject to such transaction; (e) after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions does not exceed 10% of Consolidated Net Tangible Assets; or (f) we or a Subsidiary within the twelve months preceding the sale or transfer or the twelve months following the sale or transfer, regardless of whether such sale or transfer may have been made by us or such Subsidiary, apply in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement (as determined by our Board of Directors or the Board of Directors of such Subsidiary), (i) to the retirement of debt, incurred or assumed by us or a Subsidiary, which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than twelve months after the date of incurring, assuming or guaranteeing such debt or (ii) to investment in any of our assets or the assets of any Subsidiary (Section 1012 of each Indenture).

     Existence. Except as permitted under "Merger, Consolidation or Sale," we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however, that we shall not be required to preserve any right or franchise if we determine that the preservation thereof is no longer desirable in the conduct of our business (Section 1004 of each Indenture).

     Maintenance of Properties. We will be required to cause all of our material properties used or useful in the conduct of our business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1005 of each Indenture).

     Insurance. We will be required to, and will be required to cause each of our Subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1006 of each Indenture).

     Payment of Taxes and Other Claims. We will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon us or any Subsidiary or upon our income, profits or property or, that of any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a material lien upon our property or that of any Subsidiary; PROVIDED, HOWEVER, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith (Section 1007 of each Indenture).

     Provision of Financial Information. Whether or not we are subject to
Section 13 or 15(d) of the Exchange Act, we will be required, within 15 days of each of the respective dates by which we would have been required to file annual reports, quarterly reports and other documents with the Commission if we were so subject, to (i) transmit by mail to all holders of Debt Securities, as their names and addresses appear in the applicable register for such Debt Securities, without cost to such holders, copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such sections, (ii) file with the applicable Indenture Trustee copies of the annual reports, quarterly reports and other documents that we would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if we were subject to such Sections, and (iii) promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder (Section 1008 of each Indenture).

     Additional Covenants. Any of our additional covenants with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any installment of interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series; (b) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance or breach of any other covenant or warranty of ours contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (e) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $5,000,000, whether such indebtedness now exists or shall hereafter be created which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any Significant Subsidiary of ours; and (g) any other event of default provided with respect to a particular series of Debt Securities (Section 501 of each Indenture). The term "Significant Subsidiary" means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities
Act).

     If an Event of Default under either Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium, if any, on all of the Debt Securities of that series to be due and payable immediately by written notice thereof to us (and to the Indenture Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Indenture Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) we shall have deposited with the applicable Indenture Trustee all required payments of the principal of (and premium, if any) and interest, and any Additional Amounts, on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of such Indenture Trustee and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium, if any) or interest, with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture (Section 502 of each Indenture). Each Indenture also provides that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(x) in the payment of the principal of (or premium, if any) or interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby (Section 513 of each Indenture).

     Each Indenture Trustee will be required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Indenture Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest or Additional Amounts, or Additional Interest, as applicable, payable on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Security of such series) if specified responsible officers of such Indenture Trustee consider such withholding to be in the interest of such holders (Section 601 of each Indenture).

     Each Indenture will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the Indenture Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507 of each Indenture). This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any), interest on and Additional Amounts, or Additional Interest, as applicable, payable with respect to, such Debt Securities at the respective due dates thereof.

     Subject to provisions in each Indenture relating to its duties in case of default, each Indenture Trustee will not be under any obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Indenture Trustee thereunder reasonable security or indemnity (Section 602 of each Indenture). The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or of exercising any trust or power conferred upon such Indenture Trustee. However, an Indenture Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Indenture Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512 of each Indenture).

     Within 120 days after the close of each fiscal year, we will be required to deliver to each Indenture Trustee a certificate, signed by one of our several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1009 of each Indenture).

     Additional provisions of the Subordinated Indenture regarding Events of Default are discussed in "Additional Description of Subordinated Debentures to be Issued to Trust -- Subordinated Indenture Additional Events of Default" below.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of either Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under each Indenture which are affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of (or premium, if any), or any installment of principal of or interest payable on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, or Additional Amounts, or Additional Interest, as applicable, payable with respect to, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security;
(c) change the place of payment, or currency, for payment of principal of (and premium, if any), or interest on, or any Additional Amounts, or Additional Interest, as applicable, payable with respect to, any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security (Section 902 of each Indenture).

     The holders of not less than a majority in principal amount of outstanding Debt Securities issued under either Indenture will have the right to waive compliance by us with certain covenants in such Indenture (Section 1013 of each Indenture).

     Modifications and amendments of each Indenture will be permitted to be made by us and the applicable Indenture Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to us as obligor under the applicable Indenture;
(ii) to add to our covenants for the benefit of the holders of all or any series of Debt Securities or to surrender a right or power conferred upon us in the applicable Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material aspect; (v) to change or eliminate any provisions of the applicable Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Indenture Trustee or facilitate the administration of the trusts imposed under the applicable Indenture by more than one Indenture Trustee; (ix) to cure any ambiguity, defect or inconsistency in the applicable Indenture, PROVIDED that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of such Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect (Section 901 of each Indenture).

     Each Indenture will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, and (ii) Debt Securities owned by us or any other obligor upon the Debt Securities or any affiliate of us or of such other obligor shall be disregarded (Section 104 and Section 101 of each Indenture).

     Each Indenture will contain provisions for convening meetings of the holders of Debt Securities of a series (Section 1501 of each Indenture). A meeting will be permitted to be called at any time by the applicable Indenture Trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture (Section 1502 of each Indenture). Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at an reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum (Section 1504 of each Indenture).

     Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504 of each Indenture).

SUBORDINATION

     Upon any distribution to our creditors in a liquidation, dissolution or reorganization, the payment of the principal of and interest on the Subordinated Debentures will be subordinated to the extent provided in the Subordinated Indenture in right of payment to the prior payment in full of all Senior Indebtedness defined below (Sections 1601 and 1602 of the Subordinated Indenture), but our obligation to make payment of the principal and interest on the Subordinated Debentures will not otherwise be affected (Section 1606 of the Subordinated Indenture). No payment of principal or interest may be made on the Subordinated Debentures at any time if (i) any Senior Indebtedness is not paid when due and any applicable grace period has ended or such default has not been waived; (ii) a default on Senior

Indebtedness exists that permits the holders of such Senior Indebtedness to accelerate its maturity or (iii) notice has been given of the exercise of an option to require repayment or prepayment of Senior Indebtedness (Section 1603 of the Subordinated Indenture). After all Senior Indebtedness is paid in full and until the Subordinated Debentures are paid in full, holders will be subrogated to the rights of holders of Senior Indebtedness to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Indebtedness (Section 1605 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain of our general creditors may recover more, ratably, than holders of the Subordinated Debentures.

     Senior Indebtedness is defined in the Subordinated Indenture as, (i) any payment due in respect of indebtedness of a Person, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred, created or assumed, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by such Person which, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other Persons the payment of which such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Debentures and (2) any unsecured indebtedness between or among such Person or its Affiliates. At February 29, 2000, Senior Indebtedness aggregated approximately $543,600,000. There are no restrictions in the Subordinated Indenture upon the creation of additional Senior Indebtedness.

     Upon payment in full of all amounts due on the Senior Indebtedness then outstanding, the rights of the holders of the Subordinated Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full.

     In addition, because we are a holding company our right, and hence the right of our creditors (including any holder of Subordinated Debentures), to participate in any distribution of the assets of any subsidiary upon its liquidation or recognition or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized. There is no restriction in the Subordinated Indenture against our subsidiaries incurring secured or unsecured indebtedness or issuing secured or unsecured securities. Our ability to make payments of principal and interest on the Subordinated Debentures will be dependent upon the payment to it by its subsidiaries of dividends, loans or advances.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Under each Indenture, we may discharge certain obligations to holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Indenture Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Indenture Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest and any Additional Amounts, or Additional Interest, as applicable, payable to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be (Section 401 of each Indenture).

     Each Indenture will provide that, if the provisions of Article Fourteen thereof are made applicable to the Debt Securities of or within any series pursuant to Section 301 of such Indenture, we may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to pay Additional Amounts, or Additional Interest, as applicable, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402 of each Indenture) or (b) to be released from our obligations with respect to such Debt Securities under Sections 1004 to 1008, inclusive, and Sections 1011 and 1012 under such Indenture (being the restrictions described under "Certain Covenants") or, if provided pursuant to such Indenture, our obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance") (Section 1403 of each Indenture), in either case upon the irrevocable deposit by us with the applicable Indenture Trustee, in trust, of an amount of money, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor (Section 1404 of each Indenture).

     Such a trust will only be permitted to be established if, among other things, we have delivered to the applicable Indenture Trustee an opinion of counsel (as specified in each Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of such Indenture (Section 1404 of each Indenture).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America, for which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

     In the event we effect covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1008, inclusive, and Sections 1011 and 1012 of either Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (g) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Indenture Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, we would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

GOVERNING LAW

     The Indentures, each Supplemental Indenture thereto, the Senior Debt and the Subordinated Debentures will be governed by the laws of the State of New York.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each trust may issue only one series of Trust Preferred Securities having terms described in the prospectus supplement relating thereto. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act and will contain the terms of Trust Preferred Securities.

     The Property Trustee will act as indenture trustee for purposes of the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as will be set forth in the Trust Agreement or made part of the Trust Agreement by the Trust Indenture Act and which will correspond to the terms of the Subordinated Debentures held by the Trust and described in the Prospectus Supplement relating thereto.

     The Prospectus Supplement relating to the Trust Preferred Securities of a trust will include the specific terms of the series of trust preferred securities being issued, including:

          (i) the distinctive designation of the Trust Preferred Securities;

          (ii) the number of Trust Preferred Securities issuable by the Trust;

          (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities and the date or dates upon which such distributions will be payable;

          (iv) whether distributions on Trust Preferred Securities will be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities will be cumulative;

          (v) the amount or amounts which will be paid out of the assets of the Trust to the holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust;

          (vi) the obligation, if any, of the Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which Trust Preferred Securities will be purchased or redeemed, in whole or in part, pursuant to such obligation;

          (vii) the voting rights, if any, of holders of Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for approval by the holders of such Trust Preferred Securities, as a condition to specified action or amendments to the Trust Agreement;

          (viii) the terms and conditions, if any, upon which the Subordinated Debentures owned by the Trust may be distributed to holders of Trust Preferred Securities;

          (ix) if applicable, any securities exchange upon which the Trust Preferred Securities will be listed; and

          (x) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities not inconsistent with the Trust Agreement or with applicable law.

     We will guarantee distributions on Trust Preferred Securities to the extent set forth below under "Description of the Trust Guarantee." Certain United States federal income tax considerations applicable to Trust Preferred Securities will be described in a Prospectus Supplement relating to the Trust Preferred Securities.

     Each Trust will issue a series of Trust Common Securities in connection with the issuance of Trust Preferred Securities. Except for voting rights, the terms of Trust Common Securities will be substantially identical to the terms of Trust Preferred Securities. Trust Common Securities will rank pari passu with Trust Preferred Securities except that, upon an event of default under the Trust Agreement, the rights of holders of Trust Common Securities to payments will be subordinated to the rights of holders of Trust Preferred Securities. The Trust Common Securities will also carry the right to vote to appoint, remove or replace any Trustee of the Trust. We will own all of the Trust Common Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an Event of Default as defined and provided in a Trust Agreement occurs and is continuing, then the holders of Trust Preferred Securities of such Trust would rely on the enforcement by the Property Trustee of such Trust of its rights as a holder of the applicable series of Subordinated Debentures against us. In addition, the holders of a majority in aggregate liquidation amount of Trust Preferred Securities of such Trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Property Trustee or to direct the exercise of any trust or power conferred upon such Property Trustee under such Trust Agreement, including the right to direct such Property Trustee to exercise the remedies available to it as a holder of Subordinated Debentures provided that such direction shall not be in conflict with any rule of law or with such Trust Agreement, and could not involve such Property Trustee in personal liability in circumstances where reasonable indemnity would not be adequate. If such Property Trustee fails to enforce its rights under the Subordinated Debentures held by such Trust, a holder of Trust Preferred Securities of such Trust may, to the extent permitted by law, institute a legal proceeding directly against us to enforce such Property Trustee's rights under such Trust Agreement without first instituting any legal proceeding against such Property Trustee or any other entity or person, including such Trust; it being understood and intended that no one or more of such holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of such Trust Agreement to affect, disturb or prejudice the rights of any other of such holders or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under such Trust Agreement, except in the manner herein provided and for the equal and ratable benefit of all such holders. Notwithstanding the foregoing, a holder of Trust Preferred Securities of such Trust may institute a proceeding directly against us without first instituting a legal proceeding against or requesting that action be taken by such Property Trustee or any other Person for enforcement of payment to such holder of the principal of or interest on the Subordinated Debentures held by such Trust having a principal amount equal to the aggregate stated liquidation amount of such Trust Preferred Securities of such holder (a "Direct Action") on or after the due dates specified or provided for in such Subordinated Debentures. In connection with such Direct Action, we will be subrogated to the rights of such holder of Trust Preferred Securities under the Trust Agreement to the extent of any payment made by us to such holder of Trust Preferred Securities in such Direct Action.

                        DESCRIPTION OF TRUST GUARANTEES

     The following is a summary of information concerning the guarantees of the trust preferred securities of each trust, which we refer to as the Trust Guarantees. Each Trust Guarantee will be executed by us for the benefit of holders of Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. A Prospectus Supplement with respect to the Trust Preferred Securities will identify the indenture trustee for purposes of the Trust Indenture Act (the "Trust Guarantee Trustee").

     The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified by its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Guarantee will be held by the Property Trustee for the benefit of holders of Trust Preferred Securities.

GENERAL

     To the extent set forth in the Trust Guarantee, we will agree to pay in full the Guarantee Payments, described below, without duplication of amounts theretofore paid by or on behalf of the Trust, as and when due regardless of defense, right of set off or counter-claim which we may have. The following payments or distributions are referred to herein as the Guarantee Payments and, with respect to trust preferred securities issued by a trust, to the extent not paid or made by such trust will be subject to the Trust Guarantee:

          (i) any accrued and unpaid distributions on Trust Preferred Securities, to the extent such Trust has funds legally and immediately available therefor;

          (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to the Trust Preferred Securities called for redemption by the Trust to the extent such Trust has funds legally and immediately available therefor with respect to Trust Preferred Securities called for redemption; and

          (iii) upon voluntary or involuntary termination, dissolution or winding up of such Trust (other than in connection with the distribution of Subordinated Debentures to holders of Trust Preferred Securities or the redemption of all Trust Preferred Securities), the lesser of:

             (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment, to the extent such Trust has funds legally and immediately available therefor and

             (b) the amount of assets of the Trust remaining available for distribution to holders of Trust Preferred Securities in liquidation of the Trust.

     The redemption price and liquidation amount will be fixed at the time the Trust Preferred Securities are issued. Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of such Trust Preferred Securities or by causing the Trust to pay such amounts to such holders.

     Each Trust Guarantee will not apply to any payment or distribution except to the extent such Trust has funds legally available therefor. If we do not make interest payments on the Subordinated Debentures purchased by a Trust, such Trust will not pay distributions on such Trust Preferred Securities issued by such Trust and will not have funds legally available therefor. The Trust Guarantee, when taken together with our obligations under the Subordinated Debentures, the Subordinated Indenture and the Trust Agreement, including our obligation to pay costs, expenses, debt, and liabilities of such Trust (other than with respect to the Trust Securities), will be a full and unconditional guarantee, on a subordinated basis, by us of payments due on the Trust Preferred Securities from the time of issuance, but will not apply to the payment of distributions and other payments on the Trust Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account of the Trust to make such distributions or other payments. If we do not make interest payments on the Subordinated Debentures held by the Property Trustee, the Trust will not make distributions on the Trust Preferred Securities and will not have funds available therefor. See "Additional Description of the Subordinated Debentures to be Issued to
Trust -- Certain Covenants."

AMENDMENT OF TRUST GUARANTEE; ASSIGNMENT

     Except for changes which do not materially adversely affect the rights of holders of Trust Preferred Securities, each Trust Guarantee may be amended only with the approval of not less than 66 2/3% in liquidation amount of Trust Preferred Securities issued by the applicable Trust. The manner of obtaining any such approval will be as set forth in Article Six of the applicable Trust Agreement. The Trust Guarantee will bind the successors, assigns receivers, trustees and representatives of us and continue to benefit the Trust Guarantee Trustee and holders of Trust Preferred Securities. Except in connection with a consolidation, merger, conveyance, transfer or lease involving us, permitted under Article Eight of the Subordinated Indenture, we may not assign its rights or delegate our obligations under the Trust Guarantee.

TERMINATION OF THE TRUST GUARANTEE

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by the applicable Trust (a) upon full payment of the Redemption Price of all Trust Preferred Securities of such trust, (b) upon distribution of Subordinated Debentures held by such Trust to the holders of and in exchange for all of the Trust Preferred Securities or (c) upon full payment of amounts payable in accordance with the Trust Agreement upon liquidation of such Trust. See "Status of the Trust Guarantee" and "Additional Description of Subordinated Debentures to be Issued to Trust -- Subordinated Indenture Additional Events of Default" for a description of the events of default and enforcement rights of the holders of Subordinated Debentures. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must repay any sums paid to them under the Trust Preferred Securities or Trust Guarantee.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur if we fail to make the payments required by the Trust Guarantee.

     The holders of a majority in liquidation amount of Trust Preferred Securities relating to such Trust Guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trust Guarantee Trustee or to direct the exercise of any trust or power conferred upon such Trust Guarantee Trustee under the Trust Guarantee. Accordingly if the Trust Guarantee Trustee fails to enforce such Trust Guarantee, any holder of record of Trust Preferred Securities relating to such Trust Preferred Guarantee may institute a legal proceeding directly against us to enforce the Trust Guarantee Trustee's rights, without first instituting any other legal proceeding.

STATUS OF TRUST GUARANTEE

     The Trust Guarantee will constitute our unsecured obligation and will rank:

          (i) subordinate and junior in right of payment to all of our other liabilities, including the Subordinated Debentures, except those made pari passu or subordinate by their terms,

          (ii) pari passu with the most senior preferred or preference stock which may now or hereafter be issued or guaranteed by us; and

          (iii) senior to our Common Stock.

     The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by such trust, by acceptance thereof, agrees to the subordination provisions and other terms of the

Trust Guarantee relating thereto. Each Trust Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under such Trust Guarantee without instituting a legal proceeding against any other person or entity). Each Trust Guarantee will be deposited with the applicable Guarantee Trustee to be held for the benefit of the holders of such Trust Preferred Securities. Except as otherwise noted herein, the Guarantee Trustee has the right to enforce the Trust Guarantee on behalf of the holders of the related Trust Preferred Securities. Except as described under "Termination of the Trust Guarantee" above, the Trust Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

INFORMATION CONCERNING TRUST GUARANTEE TRUSTEE

     The Trust Guarantee Trustee, prior to the occurrence of a default with respect to the Trust Guarantee and after the curing or waiving of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, during the continuance of any default, will exercise the same degree of care as a prudent individual would exercise in the conduct of such individual's own affairs. Subject to such provisions, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of Trust Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Trust Guarantee Trustee, upon the occurrence of an Event of Default under such Trust Guarantee, from exercising the rights and powers vested in it by such Trust Guarantee. The Trust Guarantee Trustee also serves as Property Trustee. We and our officers and directors have no material relationship with the initial Trust Guarantee Trustee other than normal banking relationships.

GOVERNING LAW

     The Trust Guarantee will be governed by the laws of the State of New York.

                  THE AGREEMENT AS TO EXPENSES AND LIABILITIES

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by us under the Trust Agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust other than obligations of the Trust to pay to the holders of the related Trust Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of such Trust Securities or such other similar interests, as the case may be.

               ADDITIONAL DESCRIPTION OF SUBORDINATED DEBENTURES
                             TO BE ISSUED TO TRUST

     Set forth below is a description of the terms of the Subordinated Debentures which each Trust will hold as trust assets. The general provisions of the Subordinated Debentures are set forth under "Description of Debt Securities" above. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Indenture (as defined in "Description of Debt Securities" above), as supplemented by the Supplemental Indenture creating the Subordinated Debentures. The Subordinated Indenture and the Supplemental Indenture are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Subordinated Debentures will include those stated in the Subordinated Indenture and the related Supplemental Indenture and those made a part of the Subordinated Indenture by reference to the Trust Indenture Act.

     Upon a dissolution of a Trust, Subordinated Debentures held by such Trust may be distributed to the holders of Trust Securities in liquidation of such Trust.

     If any Subordinated Debentures are distributed to holders of Trust Preferred Securities, we will use our best efforts to have such Subordinated Debentures traded on the same stock exchange as the related Trust Preferred Securities are traded.

GENERAL

     Subordinated Debentures will be issued in a principal amount equal to the aggregate stated Liquidation Amount of Trust Preferred Securities plus our investment in Trust Common Securities.

     The entire principal amount of the Subordinated Debentures held by each Trust will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on the date set forth in the applicable Prospectus Supplement.

     The covenants contained in the Subordinated Debenture Indenture would not necessarily afford protection to holders of the Subordinated Debentures in the event of a decline in our credit quality resulting from takeovers, recapitalizations or similar restructurings.

     If Subordinated Debentures held by a Trust are distributed to holders of Trust Preferred Securities of such Trust in liquidation of such holders' interests in such Trust, such Subordinated Debentures will initially be issued as a Global Security. Under certain limited circumstances, Subordinated Debentures may be issued in certificated form in exchange for a Global Security. In the event Subordinated Debentures are issued in certificated form, such Subordinated Debentures will be in denominations as specified in the applicable Prospectus Supplement and integral multiples thereof and may be transferred or exchanged at the offices described therein. Payments on Subordinated Debentures issued as a Global Security will be made to the Depositary for the Subordinated Debentures. In the event Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable and Subordinated Debentures will be exchangeable for Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in New York, New York; provided, that payment of interest may be made at our option by check mailed to the address of the persons entitled thereto.

     The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event we are involved in a highly leveraged transaction.

CERTAIN COVENANTS

     If there has occurred any event that would constitute an Indenture Event of Default, then (a) we may not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock and, (b) we may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Trust Guarantee) issued by us which rank pari passu with or junior to the Subordinated Debentures. The preceding sentence, however, shall not restrict (A) any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,
(B) repurchases, redemptions or other acquisition of shares of our capital stock in connection with any employment contract benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan, (C) dividends or distributions of our capital stock, or (D) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provision of such capital stock or the security being converted or exchanged.

     We will covenant, as long as Trust Preferred Securities of a Trust remain outstanding, (i) to maintain 100% ownership of Trust Common Securities of such Trust, and (ii) to use its reasonable efforts to cause such Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Debentures held by such Trust to the holders of Trust Securities in liquidation of such Trust, the redemption of all Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

OPTIONAL REDEMPTION

     We will have the right to redeem the Subordinated Debentures, in whole or in part, from time to time, without premium or penalty, on or after the date set forth in the applicable Prospectus Supplement, upon not less than thirty (30) or more than sixty (60) days' notice, at a redemption price equal to a percentage of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest (as defined herein), if any, to the Redemption Date, as specified in the applicable Prospectus Supplement. If a partial redemption of the Trust Preferred Securities resulting from a partial redemption of the Subordinated Debentures held by a trust would result in the delisting of the Trust Preferred Securities of such Trust, we may only redeem such Subordinated Debentures held by such trust in whole. In addition, upon the occurrence of a Special Event, we may, upon not less than thirty (30) or more than (60) days notice, within ninety (90) days following the occurrence thereof and subject to the terms and conditions of the Subordinated Indenture, redeem such Subordinated Debentures, in whole, at a price equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including Additional Interest, if any) to the Redemption Date. In the event of redemption of such Subordinated Debentures in part only, new Subordinated Debentures for the unredeemed portion shall be issued in the name or names of the holders thereof upon the surrender thereof.

INTEREST

     Each Subordinated Debenture will bear interest at the rate set forth in the applicable Prospectus Supplement from the original date of issuance, payable quarterly in arrears on dates which will be specified in the Prospectus Supplement (each, an "Interest Payment Date"), to the person in whose name such Subordinated Debenture is registered, subject to certain exceptions, on the record date specified in the applicable Prospectus Supplement.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     Except to the extent set forth in the applicable Prospectus Supplement, we will have the right at any time to defer payments of interest on Subordinated Debentures by extending the interest payment period for up to 20 consecutive quarters, during which Extension Period we will have the right to make partial payments of interest on Interest Payment Dates. At the end of such an Extension Period, we will pay all interest then accrued and unpaid (including any Additional Interest, together with interest thereon at the rate specified and to the extent permitted by applicable law). We covenant in the Supplemental Indenture for the benefit of the holders of a series of Subordinated Debentures, that, subject to the next succeeding sentence, (a) we shall not declare or pay any dividend on, or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, and (b) we shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Trust Guarantee) issued by us which rank pari passu with or junior to said series of Subordinated Debentures (i) if at such time we shall have given notice of our election to extend an interest payment period for a series of Subordinated Debentures and such extension shall be continuing or (ii) if at such time an Event of Default with respect to a series of Subordinated Debentures shall have occurred and be continuing. The preceding sentence, however, shall not restrict (A) any of the actions described in the preceding sentence resulting from any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, (B) repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase and dividend reinvestment plan, and (C) dividends or distributions in our capital stock, or (D) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

     Prior to the termination of any such Extension Period for a series of Subordinated Debentures, we may further defer payments of interest on such Subordinated Debentures, by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof for such series of Subordinated Debentures may not exceed 20 consecutive quarters or extend beyond the maturity of such series of Subordinated Debentures.

     Upon the termination of any Extension Period for a series of Subordinated Debentures, and the payment of all accrued and unpaid interest on the Subordinated Debentures then due, we may select a new Extension Period for such series of Subordinated Debentures, as if no Extension Period had previously been declared, subject to the above requirements. No interest on a series of Subordinated Debentures during an Extension Period, except at the end thereof, will be due and payable on such series of Subordinated Debentures.

     If the Property Trustee is the sole holder of the Subordinated Debentures, we will give the Property Trustee notice of our selection of such Extension Period for such series of Subordinated Debentures one Business Day prior to the earlier of (i) the Regular Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date a Trust is required to give notice to the applicable self-regulatory organization or to holders of such Trust Preferred Securities on the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Administrative Trustees shall give notice of our selection of such Extension Period to the holders of such Trust Preferred Securities. If the Property Trustee is not the sole holder of a series of Subordinated Debentures, we will give the holders of such Subordinated Debentures notice of our selection of such Extension Period ten Business Days prior to the earlier of (i) the Regular Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate or (ii) the date we are required to give notice to the applicable self-regulatory organization or to holders of such Subordinated Debentures, but in any event at least two Business Days before such record date.

     We have no present intention to defer interest payments.

ADDITIONAL INTEREST

     If a Trust is required to pay any taxes, duties, assessments or other governmental charges (other than withholding taxes) imposed by the United States, or any other taxing authority, we will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by a Trust after paying any such charges will be equal to the amount such Trust would have received had no such charge been imposed.

SUBORDINATED INDENTURE ADDITIONAL EVENTS OF DEFAULT

     In addition to the Events of Default described under "Description of Debt Securities -- Events of Default," the following will be an additional Event of
Default:

          the voluntary or involuntary dissolution, winding up or termination of a Trust except in connection with

             (i) the distribution of Subordinated Debentures to holders of Trust Securities in liquidation of a Trust,

             (ii) the redemption of all outstanding Trust Securities of such Trust, or

             (iii) certain mergers or consolidations permitted by the Trust Agreement.

     The holders of not less than a majority in aggregate principal amount of Subordinated Debentures of any series may waive any past default, except (i) a default in payment of principal, premium, interest or Additional Interest or
(ii) a default in a covenant or provision which under Article Nine of the Subordinated Indenture may not be modified or amended without the consent of each holder of a Subordinate Debenture of the affected series. The holders of Trust Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as holder of Subordinated Debentures.

PAYMENT AND PAYING AGENTS

     Payment of principal and premium (if any) on Subordinated Debentures will be made only if the holder of Subordinated Debentures surrenders them to the Paying Agent of the Subordinated Debentures.

     Principal of and any premium and interest, if any, on Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as we may designate from time to time pursuant to the Subordinated Debenture Indenture. Payment of interest on the Subordinated Debentures on any Interest Payment Date will be made to the person in whose name the Subordinated Debenture (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

     The Subordinated Indenture Trustee will act as Paying Agent with respect to the Subordinated Debentures. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent at the place of payment.

CONSOLIDATION, MERGER AND SALE

     The Subordinated Indenture provides that we will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either we shall be the continuing entity, or the successor entity (if other than us) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume our obligations under the Trust Guarantee and the payment of the principal of (and premium, if any) and interest including all Additional Interest on all of the Subordinated Debentures and the due and punctual performance and observance of all of the covenants and conditions contained in the Subordinated Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any Subsidiary as a result thereof as having been incurred by us or such Subsidiary at the time of such transaction, no Event of Default under the Subordinated Indenture or the Trust Guarantee, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to the Indenture Trustee (Sections 801 and 803 of the Subordinated Indenture).

INFORMATION CONCERNING SUBORDINATED DEBENTURE TRUSTEE

     The Subordinated Indenture Trustee, prior to default and after the curing of all defaults, if any, undertakes to perform only such duties as are specifically set forth in the Subordinated Indenture and, after a default (that has not been cured or waived), will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Indenture Trustee is under no obligation to exercise any of the powers vested in it by the

Subordinated Indenture at the request of any holder of Subordinated Indentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing will not relieve the Subordinated Indenture Trustee, upon the occurrence of an Indenture Event of Default, from exercising the rights and powers vested in it by the Subordinated Indenture. The Subordinated Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Subordinated Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

     We will have the right at all times to assign any of our rights or obligations under the Subordinated Indenture to a direct or indirect wholly-owned subsidiary of ours; provided that, in the event of any such assignment, we will remain liable for all of such obligations. Subject to the foregoing, the Subordinated Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

              EFFECT OF OBLIGATIONS UNDER SUBORDINATED DEBENTURES
                    AND TRUST PREFERRED SECURITIES GUARANTEE

     As long as payments are made when due on Subordinated Debentures, the Trust will have sufficient funds to be able to make all appropriate payments on Trust Securities. This is primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated liquidation amount of such Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Trust Securities; (iii) we will pay for all costs and expenses of each Trust; and (iv) the Trust Agreement provides that the Trustees may not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions and other payments due on the Trust Preferred Securities (to the extent funds are available therefor) are guaranteed by us to the extent set forth under "Description of the Trust Guarantee." If we do not make interest payments on Subordinated Debentures, it is expected that the Trust will not have sufficient funds to pay distributions on its Trust Preferred Securities. The Trust Guarantee is a full and unconditional guarantee, but does not apply to any payment unless the Trust has sufficient funds for such payment.

     If we fail to make payments on Subordinated Debentures when due (taking into account any Extension Period), the Trust Agreement will provide a mechanism whereby holders of Trust Preferred Securities may direct the Property Trustee to enforce its rights, including proceeding directly against us. Accordingly, if the Property Trustee fails to enforce its rights, a holder of Trust Preferred Securities may sue us directly to enforce those rights, without first instituting legal proceedings against the Trust, the Property Trustee or any other person or entity.

     If we fail to make payments under the Trust Guarantee, the Trust Guarantee provides a mechanism whereby the holders of Trust Preferred Securities may direct the Trust Guarantee Trustee to enforce its rights. If the Trust Guarantee Trustee fails to enforce its rights, any holder of Trust Preferred Securities may institute a legal proceeding against us directly to enforce those rights without first instituting legal proceedings against the Trust, the Trust Guarantee Trustee or any other person or entity.

     Pursuant to an Agreement as to Expenses and Liabilities to be entered into by the Company under the Trust Agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust other than obligations of the Trust to pay to the holders of the related Trust Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of such Trust Securities or such other similar interests, as the case may be.

     The above mechanisms and obligations, taken together, are equivalent to a full and unconditional guarantee by us of payments due on Trust Preferred Securities to the extent of funds available to the Trust.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as "stock purchase contract." The consideration per share of common stock may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately, or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contract, and, if applicable, collateral or depositary arrangements, relating to such stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the prospectus supplement relating thereto.

                              PLAN OF DISTRIBUTION

     We and the trusts may sell securities in any of three ways: (1) through underwriters or dealers; (2) directly to a limited number of institutional purchasers or to a single purchaser; or (3) through agents. Any such dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

     - the name or names of any underwriters, dealers or agents;

     - the purchase price of such securities and the proceeds to us from such sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - the public offering price; and

     - any discounts or concessions which may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

     If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The securities may be sold directly by us or the applicable trust or through agents designated by us or the applicable trust from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us or the applicable trust to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any securities, we or the applicable trust will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the "remarketing firms," acting as principals for their own accounts or as our or a trust's agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the applicable trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, as amended, in connection with the securities remarketed thereby.

     If so indicated in the applicable prospectus supplement, we or the applicable trust will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us or the applicable trust at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

     Underwriters will not be obligated to make a market in any securities. No assurance can be given regarding the activity of trading in, or liquidity of, any securities.

     Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us or the applicable trust (or both), to indemnification by us or the applicable trust (or both) against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us and/or the applicable trust in the ordinary course of business.

     Each series of securities will be a new issue and, other than the common stock, which is listed on NASDAQ, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the securities offered here and certain related matters will be passed upon for us, and certain United Stated federal income taxation matters will be passed upon for us and the Trusts by Dickinson Wright PLLC, Detroit, Michigan. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware. Certain legal matters will be passed upon for the Underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of SEMCO Energy, Inc. as of December 31, 1999 and 1998, and for the three years ended December 31, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, and the SEMCO Energy, Inc. pro forma Combined Statement of Income for the year ended December 31, 1999, incorporated by reference in this prospectus has been examined by Arthur Andersen LLP, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The combined financial statements of ENSTAR Natural Gas Company (a division of SEMCO Energy, Inc.) and Alaska Pipeline Company (a subsidiary of SEMCO Energy, Inc.) as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     Our future Financial Statements and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said Financial Statements and consented to the use of their reports thereon.

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                                  $160,000,000

                              [SEMCO ENERGY LOGO]

                 % REMARKETABLE OR REDEEMABLE SECURITIES (ROARS(SM))
            DUE 2008 (REMARKETING DATE                      , 2003)

                       ----------------------------------

                             PROSPECTUS SUPPLEMENT
                                 JUNE   , 2000
                       ----------------------------------

                         BANC OF AMERICA SECURITIES LLC
                         BANC ONE CAPITAL MARKETS, INC.
                          FIRST UNION SECURITIES, INC.

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